    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  CYSIVE, INC.
             (Exact name of registrant as specified in its charter)

               VIRGINIA                                 7371                                54-1698017
   (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
            incorporation                   Classification Code Number)
           or organization)

                            ------------------------
                            11480 SUNSET HILLS ROAD
                                  SUITE 200 E
                             RESTON, VIRGINIA 20190
                                 (703) 742-0865
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                            NELSON A. CARBONELL, JR.
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  CYSIVE, INC.
                            11480 SUNSET HILLS ROAD
                                  SUITE 200 E
                             RESTON, VIRGINIA 20190
                                 (703) 742-0865
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                STEVEN A. MUSELES, ESQ.                                   PAUL V. ROGERS, ESQ.
                HOGAN & HARTSON L.L.P.                                      HALE AND DORR LLP
              555 THIRTEENTH STREET, N.W.                            1455 PENNSYLVANIA AVENUE, N.W.
                WASHINGTON, D.C. 20004                                   WASHINGTON, D.C. 20004
               TELEPHONE: (202) 637-5600                                TELEPHONE: (202) 942-8400
               TELECOPY: (202) 637-5910                                 TELECOPY: (202) 942-8484

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 PROPOSED MAXIMUM
                    TITLE OF EACH CLASS                             AGGREGATE               AMOUNT OF
               OF SECURITIES TO BE REGISTERED                   OFFERING PRICE (1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................       $60,000,000               $16,680
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST   , 1999

PROSPECTUS

                                      LOGO

                                           Shares
                                  Common Stock

--------------------------------------------------------------------------------

This is an initial public offering of shares of common stock of Cysive, Inc. We
are offering      shares in this offering. No public market currently exists for our common stock.

We intend to apply for the quotation of our common stock on the Nasdaq National Market under the symbol "CYSV."
--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.
--------------------------------------------------------------------------------

                                                       Per Share    Total
Public offering price                                  $           $
Underwriting discount and commissions                  $           $
Proceeds to us                                         $           $

The underwriters have an option to purchase            additional shares of
common stock from us at the initial public offering price to cover any over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC

                      FIRST UNION CAPITAL MARKETS CORP.

                                              FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is         , 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-Looking
  Statements..........................   11
Use of Proceeds.......................   12
Dividend Policy.......................   12
S Corporation Distributions...........   12
Capitalization........................   13
Dilution..............................   14
Selected Financial Data...............   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16

                                        PAGE
                                        ----
Business..............................   23
Management............................   38
Principal Stockholders................   44
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Validity of the Shares................   53
Experts...............................   53
Where You Can Find More Information...   53
Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and the related notes included elsewhere in this prospectus. All information in this prospectus relating to the number of shares of our common stock and options is based upon information as of August 19, 1999. Unless otherwise specifically stated, the information in this prospectus does not take into account the possible issuance of additional shares of common stock to the underwriters to cover over-allotments.

                                  OUR COMPANY

     Cysive is a leading software engineering firm that designs and builds complex, highly customized architectures and systems necessary to support large scale eBusinesses. eBusinesses are companies that conduct a significant portion of their business electronically through front-end customer interfaces which are integrated with back-end systems, such as accounting, billing, manufacturing and inventory control. Since commencing operations in 1994, we have built business-critical architectures using core Internet technologies. These architectures automate business processes and provide the technology infrastructure necessary for the high levels of customer interactivity, 24-hour and seven-day, or 24/7, reliability and significant scalability required by large scale eBusinesses. Due to the customized design criteria and sophisticated integration requirements of our projects, we employ software engineers with extensive technology expertise. Our software engineers, who have an average of 10 years experience applying leading-edge technologies to solve business-critical problems, utilize a disciplined methodology to deliver robust and secure systems on a timely basis.

     Given our technology expertise, we target corporate customers who require highly complex systems to meet the scale and growth demanded by their differentiated eBusiness strategies. For example, Cysive built Cisco Systems, Inc.'s Internetworking Product Center, which is the core of Cisco's electronic commerce site and accounted for approximately 60% of Cisco's fiscal 1999 total revenues of $12.2 billion. In addition to Cisco, we have built systems for customers such as Classified Ventures, Inc./Cars.com, DaimlerChrysler Corporation, Equifax Secure, Inc., First Union Corporation, Sylvan Prometric and UUNet Technologies, Inc.

                             OUR MARKET OPPORTUNITY

     In the mid-1990s, a first wave of commercial Internet usage achieved widespread adoption. At this time, the immediate objective for most companies was to establish a Web site, which was typically maintained separately from the enterprise systems at the core of the business. Today, we believe a second wave is beginning, spearheaded by the companies whose use of the Internet has evolved from a marketing orientation to a business, or transactional, orientation. These companies are building their information technology infrastructures to transact directly, seamlessly and instantaneously with customers, suppliers, partners and distributors around the world. To truly automate all of the functions associated with an eBusiness transaction, companies cannot simply link Internet customers directly to their existing internal systems, which were built for a defined number of specifically trained employees. An advanced technology approach is necessary in which business logic, or all of the business procedures and rules, is built into a core architecture that bridges these existing systems with the Internet. A successful eBusiness architecture must present business functions to customers in a simple format, yet provide comprehensive access to all of the information and transactional capabilities the business has to offer.

     Advantages achieved by eBusinesses that were the first to implement Internet strategies will be lost if their transactional systems are not scalable, secure and reliable. Therefore, we believe a greater portion of future corporate Internet spending will be in the implementation and integration of advanced Internet systems. Companies like Cysive that have the Internet technology expertise, a defined, repeatable and rigorous process and a strong, proven track record in building eBusiness architectures will drive business on the Internet.

                                  OUR SOLUTION

     Cysive engineers and deploys next generation systems that enable business leaders to execute their eBusiness strategies. To build the reliable, robust, secure and scalable eBusiness systems demanded by our customers, we emphasize the following key elements:

     ADVANCED EBUSINESS ARCHITECTURES. We focus on architecting and building complex, highly customized Internet technology-based systems rather than broadly providing strategy, consulting and design services. Our expertise lies in building the systems driving large scale eBusinesses, which we believe is a key point of differentiation in our market.

     HIGHLY EXPERIENCED SOFTWARE ENGINEERS. The complexity of the systems we build requires us to employ software engineers with proven technology expertise and many years of experience. As evidence, our software engineers have on average 10 years of experience. This significant level of experience enhances our teams' productivity and enables us to maximize our utilization rates by making our software engineers interchangeable across varying projects regardless of the technologies employed.

     "SWAT TEAM" APPROACH. The high productivity of our experienced software engineers enables us to build extensive eBusiness systems with lean and efficient SWAT teams. For example, we built Cisco's system with a team of only six software engineers. By using our SWAT teams, we shorten the delivery time of a project and increase the likelihood of success, thereby reducing the overall project cost to the customer. Through this approach, we are able to focus our customers on the total value of the project, rather than on hourly billing rates. As a result of our high levels of productivity, we consistently generate revenues per software engineer in excess of $300,000.

     RIGOROUS DEVELOPMENT PROCESS. For every project undertaken, our software engineers strictly adhere to the Cysive development process. Having an institutionalized methodology helps to mitigate risk and ensure consistent quality, and enables us to build robust and cost-effective systems more rapidly.

     SOPHISTICATED KNOWLEDGE MANAGEMENT. We have spent considerable resources building our internal knowledge management which comprises: (1) a technology group, which continually evaluates new products to identify best-of-breed technologies and is also responsible for on-going proficiency training; and (2) a centralized knowledge base, which is an extensive intranet database that captures the intellectual capital gained with each Cysive project.

     STRICT QUALITY ASSURANCE PROCESS. We adhere to a strict quality assurance process to identify and manage risk. In addition to risk management, our quality assurance approach facilitates the sharing of ideas and technologies among project managers, enables us to scale our business while maintaining high levels of quality and allows us to make objective, value-added recommendations to our customers during the course of a project.

     OUR GROWTH STRATEGY. Our objective is to strengthen our position as a leading eBusiness engineering firm. The key elements of our growth strategy are to:

     - expand existing and establish new customer relationships;
     - continue to build and deploy leading-edge technologies;
     - attract and retain highly experienced software engineers;
     - enhance our geographic presence; and
     - expand Cysive's brand recognition.

                                  THE OFFERING

Common stock offered..................                    shares

Common stock outstanding after the
offering..............................                    shares

Use of proceeds.......................     We will receive net proceeds from
                                           this offering of $          million,
                                           assuming a per share offering price
                                           of $       . We intend to use the net
                                           proceeds of this offering for general
                                           corporate purposes, including working
                                           capital, expansion of operations and
                                           sales and marketing activities.

Proposed Nasdaq National Market
symbol................................     CYSV

     Excludes 2,652,200 shares of common stock issuable upon exercise of outstanding options as of August 19, 1999, at a weighted average exercise price of $2.83 per share.

                            ------------------------

     We founded Cysive in 1993 as a Virginia corporation, but will reorganize as a Delaware corporation concurrently with the closing of this offering. Our principal office is located at 11480 Sunset Hills Road, Suite 200 E, Reston, VA 20190. Our telephone number is 703.742.0865. We maintain a Web site at www.cysive.com. Information contained on our Web site is not incorporated by reference into this prospectus.

                             SUMMARY FINANCIAL DATA

     The following table summarizes our financial data and has been derived from our audited financial statements for each of the years in the three-year period ended December 31, 1998 and our unaudited financial statements for the six-month periods ended June 30, 1998 and 1999, included elsewhere in this prospectus. The pro forma statement of operations data are unaudited and are presented to reflect the provision for federal and state income taxes as if we had been subject to federal and state income taxation as a C corporation. We have
adjusted our balance sheet data to reflect: (1) the sale of the   shares of
common stock offered by this prospectus and the initial use of the estimated net proceeds therefrom, assuming a public offering price of $ per share and after deducting the underwriting discount and commissions and estimated offering expenses; (2) the recording of deferred income taxes resulting from the change from an S corporation to a C corporation; and (3) the payment of a distribution representing the estimated earned and previously undistributed taxable S
corporation income, estimated to be $          as of June 30, 1999. The
information shown below should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                          YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                    ------------------------------------   --------------------------
                                       1996         1997         1998         1998           1999
                                    ----------   ----------   ----------   -----------   ------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues..........................      $5,557       $7,711       $9,142       $3,193         $9,424
Gross profit......................       3,501        4,913        5,400        1,384          5,951
Operating income (loss)...........       1,260        1,399          782         (297)           858
Net income (loss).................       1,277        1,422          796         (282)           883
Pro forma net income..............                                   464                         534
Weighted average shares
  outstanding.....................   3,012,000    3,012,000    3,012,000    3,012,000      3,612,000
Weighted average shares and common
  stock equivalents...............   3,320,797    3,449,129    3,508,167    3,012,000      4,304,937
Pro forma earnings per share:
  Basic...........................                                 $0.15                       $0.15
  Diluted.........................                                 $0.13                       $0.12

                                                                 JUNE 30, 1999
                                                              --------------------
                                                                        PRO FORMA
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $  869     $
Working capital.............................................   3,364
Total assets................................................   5,792
Stockholders' equity........................................   3,986

                                  RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, OUR RESULTS OF OPERATIONS AND FUTURE GROWTH WILL BE IMPAIRED

     Our future success depends in large part on our ability to attract and retain software engineers, project managers, recruiters, other technical personnel and sales and marketing professionals of various experience levels. If we fail to attract and retain these personnel, we may be unable to complete existing projects or bid for new projects of similar size, which could reduce our revenues and have a material adverse effect on our results of operations. While attracting and retaining experienced software engineers is critical to our business and growth strategy, maintaining our current level of software engineer experience, averaging 10 years, may be particularly difficult. Skilled personnel are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry attrition rate for them is high. Additionally, we plan to open new offices in a number of geographic markets to attract and retain new employees. Our failure to open new offices or to open them in appropriate areas could limit our ability to attract and retain qualified personnel. Moreover, even if we are able to grow and expand our employee base, the resources required to attract and retain these employees may adversely affect our operating margins.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF OR A SIGNIFICANT REDUCTION IN THE WORK PERFORMED FOR ANY OF THEM COULD RESULT IN REDUCED REVENUES AND EARNINGS

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. As a result, the loss of or significant reduction in the work performed for any significant customer could reduce our revenues and adversely affect our business, financial condition and operating results. In 1998, our five largest customers represented 65.3% of our revenues: Cisco Systems, Inc., 19.6%; Classified Ventures, Inc./Cars.com, 18.0%; Sylvan Prometric, 12.5%; DaimlerChrysler Corporation, 8.5%; and First Union Corporation, 6.7%. For the six-month period ended June 30, 1999, our five largest customers represented 82.5% of our revenues: Sylvan Prometric, 35.1%; Classified Ventures, Inc./Cars.com, 15.2%; Equifax Secure, Inc., 13.4%; Cisco Systems, Inc., 10.2%; and UUNet Technologies, Inc., 8.6%. The volume of work that we perform for a specific customer is likely to vary from period to period, and a significant customer in one period may not use our services in a subsequent period. In addition, a failure to collect a large account receivable from any of these customers could significantly reduce our assets and adversely affect our business, financial condition and results of operations.

A FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HAVE AN ADVERSE EFFECT ON THE QUALITY OF OUR SERVICES AND OUR RESULTS OF OPERATIONS

     We have grown rapidly and expect to continue to grow rapidly by both hiring new employees and serving new businesses and geographic markets. Our growth has placed and will continue to place a significant strain on our management and operating and financial systems. In addition, our management has limited experience managing a business of our current size. Our employee base grew from 42 to 89 between January 1, 1998 and June 30, 1999, and several members of our senior management team have only recently joined Cysive. As a result, our personnel, systems, procedures and controls may be inadequate to support our future operations. Our current growth rate may not be sustainable for the long-term.

OUR LACK OF LONG-TERM CONTRACTS WITH CUSTOMERS REDUCES THE PREDICTABILITY OF OUR REVENUES AND MAY ADVERSELY AFFECT OUR OPERATING MARGINS

     Our customers retain us on a project-by-project basis, rather than under long-term contracts. As a result, our revenues are difficult to predict over longer periods of time. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. Because we incur costs based on our expectations of future revenues, our failure to predict our revenues accurately may result in our costs becoming a larger percentage of our revenues which would reduce our margins. If a customer defers, modifies or cancels a project, we may be unable to rapidly redeploy our employees to other projects to minimize underutilization of employees and avoid a negative impact to our operating results. Additionally, in certain instances we work on projects with other parties, including our customers' in-house technical personnel and independent third-party firms. A failure by these other parties in meeting project requirements could result in modifications to or the cancellation of a project which could adversely affect our operating results.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

     Our quarterly revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter. Our quarterly operating results may vary as a result of any of the risks discussed in this "Risk Factors" section of this prospectus and also as a result of a number of other factors, including:

     - the loss of a significant customer or project;
     - the amount and timing of expenditures by our customers for our services;
     - our employee utilization rate, including our ability to transition employees quickly from completed or terminated projects to new projects;
     - the number, size and scope of our projects;
     - the introduction of new services or changes in pricing policies by us or our competitors;
     - our ability to manage costs, including employee costs and support services costs; and
     - costs related to the expected opening or expansion of our offices.

     Any of these factors could result in decreased revenues or revenues per software engineer or increased costs which could have a material adverse effect on our business, financial condition and results of operations. Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors which may cause the market price of our common stock to decline significantly.

WE RELY HEAVILY ON OUR BUSINESS REPUTATION, AND OUR FAILURE TO MEET CUSTOMER EXPECTATIONS COULD RESULT IN NEGATIVE PUBLICITY, LOSS OF EXISTING AND POTENTIAL CUSTOMERS AND REDUCED REVENUES

     We provide eBusiness systems and other applications that are complex and often critical to our customers' businesses. Any defects or errors in these applications or our failure to meet customers' expectations could result in delayed or lost revenues due to adverse customer reaction as well as damage to our reputation. This failure would adversely affect our ability to attract new business and reduce future revenues.

WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER, AND HIS LOSS MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS, MAINTAIN A COHESIVE CULTURE AND COMPETE EFFECTIVELY

     We believe that our success depends on the continued employment of our Chief Executive Officer, Nelson A. Carbonell, Jr. If Mr. Carbonell were unable or unwilling to continue in his present position, he would be very difficult to replace and our business could be adversely affected. Mr. Carbonell is particularly important to our business in providing strategic direction, managing our operations and creating and maintaining a cohesive culture. He has also been involved in establishing and expanding customer relationships.

A SIGNIFICANT PERCENTAGE OF OUR CURRENT SOFTWARE ENGINEERS ARE NOT U.S. CITIZENS AND MAY BE FORCED TO LEAVE CYSIVE WHEN THEIR TEMPORARY VISAS EXPIRE, AND WE MAY BE UNABLE TO ATTRACT AND RETAIN ADDITIONAL FOREIGN NATIONALS DUE TO LIMITS IMPOSED ON THE NUMBER OF VISAS ISSUED BY THE U.S. GOVERNMENT

     We depend on software engineers who are not U.S. citizens, and the loss of a significant number of these personnel would make it difficult to serve our customers and grow our business. These software engineers are permitted to work in the United States for up to six years under temporary H-1B visas. Most of our software engineers working under H-1B visas were originally sponsored by former employers and, as a result, hold visas which expire in less than six years from their date of employment by Cysive. As of June 30, 1999, 20, or 32.3%, of our software engineers were working under H-1B visas. The U.S. Immigration and Naturalization Service limits the number of new H-1B visas issued in each fiscal year, and if this limit is reached, our supply of potential software engineers will be limited. In addition, changes in existing U.S. immigration laws that make it more difficult for potential employees to obtain H-1B visas could impair our ability to compete for and provide services to customers and could adversely affect our business, financial condition and results of operations.

COMPETITION FROM LARGER, MORE ESTABLISHED COMPETITORS WITH GREATER FINANCIAL RESOURCES AND FROM NEW ENTRANTS COULD RESULT IN PRICE REDUCTIONS, REDUCED PROFITABILITY AND LOSS OF CURRENT OR FUTURE CUSTOMERS

     The eBusiness engineering market is intensely competitive and faces rapid technological change. We expect competition to continue and intensify, which could result in price reductions, reduced profitability and the loss of current or future customers. Our competitors fall into four major categories:

     - internal information technology departments of current and potential customers;
     - large information technology consulting services providers;
     - traditional information technology services providers; and
     - Internet professional services providers.

     Many of our competitors have longer operating histories and customer relationships, greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customer needs. This ability may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, there are low barriers to entry into our business because the costs to provide information technology services are relatively low. We do not own any technologies that preclude or inhibit competitors from entering our industry. Therefore, we expect to continue to face additional competition from new entrants into our industry.

WE ENTER INTO NON-COMPETE AGREEMENTS WITH SOME OF OUR CUSTOMERS, WHICH MAY REDUCE THE NUMBER OF OUR POTENTIAL CUSTOMERS AND SOURCES OF REVENUES

     A substantial portion of our business involves the development of software applications for specific projects. Ownership of customer-specific software is generally retained by the customer, although we retain rights to some of the applications, processes and other intellectual property developed in connection with projects. We sometimes agree, however, not to reuse this customer-specific software when building architectures for a customer's competitors. In addition, we occasionally agree not to build any type of architecture for a customer's competitors for limited periods of time, which have been as long as two years. These non-compete agreements reduce the number of our potential customers and our sources of revenues.

MISAPPROPRIATION OF AND DISPUTES REGARDING INTELLECTUAL PROPERTY COULD HARM OUR REPUTATION, ADVERSELY AFFECT OUR COMPETITIVE POSITION AND COST US MONEY

     The steps we have taken to protect our proprietary rights may be inadequate to deter misappropriation of our intellectual property. In addition, we may be unable to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, trademarks or other proprietary information, or if disputes arise with customers concerning intellectual property, our reputation, competitive position, relationships with customers, business, financial condition and results of operations could be adversely affected. We could be required to spend significant amounts of time and financial resources to defend our rights, and our managerial resources could be diverted. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if untrue, could result in significant legal and other costs and may distract management.

WE MAY HAVE DIFFICULTY RESPONDING TO CHANGING TECHNOLOGY, INDUSTRY STANDARDS AND CUSTOMER PREFERENCES, WHICH COULD CAUSE US TO LOSE CUSTOMERS AND REDUCE OUR REVENUES

     Our market and the technologies used by our customers are characterized by rapid change and commercialization of new technologies and products. Our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing customer preferences. Our failure to respond successfully to these technological developments or to respond in a timely or cost-effective way could cause us to lose current and potential business opportunities, reduce our revenues and have a material adverse effect on our business, financial condition and results of operations. We have derived and expect to continue to derive a substantial portion of our revenues from creating eBusiness systems that are based upon leading technologies and are capable of adapting to future technologies. We believe our ability to attract and retain experienced software engineers depends on our ability to utilize leading-edge technologies. Additionally, to the extent technology becomes standardized or simplified, there may be less demand for the services of our highly skilled personnel.

OUR BUSINESS COULD BE NEGATIVELY AFFECTED BY YEAR 2000 ISSUES

     Year 2000 issues may adversely affect our business and our customers' businesses. On January 1, 2000, many computer systems could fail or malfunction because they may be unable to distinguish 21st century dates from 20th century dates. As a result, computer systems used by many companies, including us, our customers and our potential customers, may need upgrades to comply with year 2000 requirements. These customers and potential customers may choose to allocate their available funds to these upgrades instead of purchasing our services, which could result in reduced revenues for Cysive. In addition, any failure by our internal systems or the systems that we create for our customers could have a material adverse effect on our reputation, business, financial condition and results of operations, and could result in costly litigation. For information on how we are addressing year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

OUR BUSINESS MAY SUFFER IF USE OF THE INTERNET AS A MEANS FOR COMMERCE DECLINES

     Our future success depends heavily on the acceptance and growth of the Internet as a means for commerce. The widespread acceptance and adoption of the Internet for conducting business is likely only if the Internet provides businesses with greater efficiencies and improvements. If commerce on the Internet does not continue to grow or grows slower than expected, the need for our services could decline, resulting in fewer projects and reduced revenues. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

     - actual or perceived lack of security of information;
     - lack of access and ease of use;
     - congestion of Internet traffic or other usage delays;
     - inconsistent quality of service;
     - increases in access costs to the Internet;
     - evolving government regulation;
     - uncertainty regarding intellectual property ownership;

     - costs associated with the obsolescence of existing infrastructure; and
     - economic viability of the Internet commerce model.

OUR CUSTOMERS MAY BE SMALL OR HAVE LITTLE OR NO OPERATING HISTORY, RAISING THE POSSIBILITY THAT THEY MAY LACK SUFFICIENT CASH FLOW TO PAY OUR FEES OR THEIR BUSINESSES MAY FAIL

     We believe that an increasing portion of our future revenues could be derived from emerging companies formed specifically to conduct business over the Internet. These companies often have little or no earnings or cash flow, and their businesses are more likely to fail than those of more mature companies. As a result, they may be unable to pay our fees in a timely fashion or at all, and our business, financial condition and results of operations could be adversely affected.

OUR EXISTING STOCKHOLDERS WILL CONTROL STOCKHOLDER ACTIONS AFTER THIS OFFERING AND MAY VOTE THEIR SHARES IN WAYS IN WHICH YOU DISAGREE

     Upon completion of this offering, our directors, executive officers and
their affiliates will beneficially own, in the aggregate,      % of our
outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. They will also be able to block an unsolicited tender offer. Accordingly, this concentration of ownership could delay or prevent a third party from acquiring control of Cysive at a premium over the then-current market price of our common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT MAY DELAY OR DETER A CHANGE IN CONTROL THAT MAY BE BENEFICIAL TO YOU

     The certificate of incorporation and bylaws we intend to implement upon completion of this offering as well as various provisions of Delaware law may make it more difficult to affect a change in control of our company. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their common stock. Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock with rights and preferences that may be senior to your common stock and provides for the division of the board of directors into three classes with staggered three-year terms. In addition, provisions of Delaware law may discourage, delay or prevent a change in control of Cysive.

OUR COMMON STOCK HAS NOT TRADED PUBLICLY; THE INITIAL PUBLIC OFFERING PRICE MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING, AND THE MARKET PRICE OF OUR COMMON STOCK, LIKE THE MARKET PRICES OF THE STOCKS OF OTHER INTERNET-RELATED AND TECHNOLOGY COMPANIES, MAY FLUCTUATE WIDELY AND RAPIDLY

     Prior to this offering, you could not buy or sell our common stock publicly. Accordingly, we cannot assure you that an active public trading market for our stock will develop or be sustained after this offering. We will determine the initial public offering price for our common stock through negotiation with the underwriters. The market price after this offering may vary significantly from the initial offering price in response to any of the following factors, some of which are beyond our control:

     - changes in financial estimates or investment recommendations by securities analysts relating to our stock;
     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, technological innovations or capital commitments;
     - loss of a major customer;
     - additions or departures of key personnel; and
     - fluctuations in the stock price and volume of traded shares especially in the traditionally volatile Internet-related and technology sectors.

     The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of

Internet-related and technology companies have frequently reached elevated levels following their initial public offerings. These levels may be unsustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were involved in a class action suit, it could be costly and divert the attention of management. Furthermore, if adversely determined, a class action suit would negatively impact our profitability and have a material adverse effect on our business, financial condition and results of operations.

WE HAVE BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY FAIL TO USE THEM EFFECTIVELY TO GROW OUR BUSINESS

     We have significant flexibility in using the proceeds we receive from this offering and may fail to use the proceeds effectively to grow our business. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or appropriateness of our use of the proceeds.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND PAY A HIGHER PRICE FOR OUR COMMON STOCK THAN EXISTING STOCKHOLDERS

     If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately
$     per share.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     Sales of a substantial number of shares of common stock after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. After this offering, we will
have      shares of our common stock outstanding. All of the shares sold in the offering will be freely transferable without restriction or further registration, except for any shares purchased by our "affiliates," as defined in Rule 144. The 3,612,000 shares of common stock outstanding prior to this offering are "restricted securities" as defined in Rule 144 and may be sold in absence of registration in accordance with Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

OUR FORMER STATUS AS AN S CORPORATION COULD EXPOSE US TO LIABILITY AND ADVERSELY AFFECT OUR PROFITABILITY

     Since our founding in 1993, we have been treated as an S corporation under the Internal Revenue Code of 1986, as amended. In connection with the completion of this offering, we will convert to a C corporation. If the IRS or any state taxing authority were to challenge our prior S corporation status, we could be liable to pay corporate taxes on our income, at the effective corporate tax rate, for all or a part of the period in which we operated as an S corporation, plus interest and possibly penalties.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events or results. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of the           shares of
common stock offered by this prospectus will be $          million, or
$          million if the underwriters exercise their over-allotment option in
full, assuming an initial public offering price of $     per share and after
deducting the underwriting discount and commissions and estimated offering expenses.

     Our primary purposes for this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds for general corporate purposes, including working capital, expansion of operations and sales and marketing activities. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We currently intend to retain all of our earnings for the future operation and growth of our business and do not intend to pay cash dividends in the foreseeable future. We have paid and will pay additional compensation to our stockholders in the form of cash distributions to enable them to pay income taxes on our income, as described under "S Corporation Distributions" and Note 2 of the notes to our financial statements included elsewhere in this prospectus. The payment of cash dividends in the future will depend upon our results of operations and financial condition and such other factors as the board of directors may consider or deem appropriate.

                          S CORPORATION DISTRIBUTIONS

     We have been treated as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, since we were founded in 1993. As a result of our S corporation status, our taxable income has been taxed, for federal and state income tax purposes, directly to our stockholders. Our S corporation status will terminate upon completion of this offering, and accordingly, we will have to pay federal and state income taxes. For more information on this subject, see Note 2 of the notes to our financial statements included elsewhere in this prospectus.

     We intend to distribute to our stockholders of record immediately prior to the offering, on a pro rata basis, the undistributed balance of cumulative income taxed or taxable to these stockholders immediately prior to the completion of this offering. This amount will be limited to the lesser of the federal or applicable state accumulated taxable income to avoid any dividend
characterization. As of June 30, 1999, $          of our taxable income was
taxed or is taxable to our stockholders and not distributed. The actual distribution will be adjusted through the date of the closing of this offering. You will not receive any of this distribution.

                                 CAPITALIZATION

     The following table presents our capitalization as of June 30, 1999 on: (1) an actual basis; and (2) a pro forma as adjusted basis to reflect: (a) the sale of the common stock offered by this prospectus assuming a public offering price
of $     per share and after deducting the underwriting discount and commissions and estimated offering expenses; (b) the recording of deferred income taxes resulting from the change from an S corporation to a C corporation; and (c) the payment of the S corporation distribution. You should read this information together with our financial statements and the related notes included elsewhere in this prospectus. The number of shares of common stock issued and outstanding does not include 2,506,200 shares of common stock reserved for issuance upon exercise of outstanding options.

                                                                      JUNE 30, 1999
                                                              -----------------------------
                                                                                 PRO FORMA
                                                                ACTUAL          AS ADJUSTED
                                                              -----------       -----------
                                                                     (IN THOUSANDS)
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value, 1,000,000 shares
  authorized, no shares issued or outstanding, actual; $0.01 par value, 10,000,000 shares authorized, no shares issued
  or outstanding, pro forma as adjusted.....................        --
Common stock, $0.01 par value, 75,000,000 shares authorized,
  3,612,000 shares issued or outstanding, actual; 75,000,000
  shares authorized,        shares issued and outstanding,
  pro forma as adjusted.....................................    $   36
Additional paid-in capital..................................     2,080
Deferred stock compensation.................................      (119)
Retained earnings...........................................     1,989
                                                                ------            ------
     Total stockholders' equity.............................     3,986
                                                                ------            ------
          Total capitalization..............................    $3,986            $
                                                                ======            ======

                                    DILUTION

     As of June 30, 1999, the pro forma net tangible book value of our common
stock was approximately $          , or $          per share of common stock
after giving effect to the proposed S corporation distribution as if it had
occurred as of                , 1999. Pro forma net tangible book value per
share represents the amount of our stockholders' equity less intangible assets, divided by 3,612,000 shares of common stock outstanding as of June 30, 1999.

     Dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of shares of common stock in this offering, at an assumed initial public offering
price of $          per share and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma net tangible book
value as of June 30, 1999 would have been $          million or $          per
share. This amount represents an immediate increase in net tangible book value
of $          per share to existing stockholders and an immediate dilution in
net tangible book value of $          per share to purchasers of common stock in
this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............               $
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $
  Increase per share of common stock attributable to new
     investors..............................................
                                                              ----------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                           ----------
Dilution per share to new investors.........................               $
                                                                           ==========

     The following table presents on a pro forma basis as of June 30, 1999, the difference between the number of shares of common stock purchased from Cysive, the total consideration paid to Cysive and the average price paid by existing stockholders and by new investors, before deduction of the underwriting discount and commissions and estimated offering expenses payable by us:

                                                  SHARES PURCHASED    TOTAL CONSIDERATION     AVERAGE
                                                 ------------------   --------------------   PRICE PAID
                                                  NUMBER    PERCENT    AMOUNT     PERCENT    PER SHARE
                                                 --------   -------   ---------   --------   ----------
Existing stockholders..........................                  %    $                %      $
New investors..................................
                                                 --------     ---     --------      ---
          Total................................               100%                  100%
                                                              ===                   ===

     The table above assumes no exercise of stock options outstanding at August 19, 1999. As of August 19, 1999, we had options outstanding to purchase a total of 2,652,200 shares of common stock at a weighted average exercise price of $2.83 per share under our Amended and Restated 1994 Stock Option Plan. To the extent any of these outstanding options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following statement of operations data for each of the years in the five-year period ended December 31, 1998 and the balance sheet data as of December 31, 1996, 1997 and 1998 have been derived from Cysive's financial statements, which have been audited by Ernst & Young LLP, independent auditors. The statement of operations data for the years ended December 31, 1994 and 1995 are derived from our audited financial statements. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are unaudited and are derived from our unaudited financial statements. In our opinion, the unaudited financial data include all adjustments (consisting of only normal recurring adjustments), necessary for a fair presentation of the information shown in those data. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. Selected financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

                                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                               JUNE 30,
                               --------------------------------------------------------------   ------------------------
                                  1994         1995         1996         1997         1998         1998         1999
                               ----------   ----------   ----------   ----------   ----------   ----------   -----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues.....................        $948       $2,993       $5,557       $7,711       $9,142       $3,193        $9,424
Direct costs.................         534        1,557        2,056        2,798        3,742        1,809         3,473
                               ----------   ----------   ----------   ----------   ----------   ----------   -----------
Gross profit.................         414        1,436        3,501        4,913        5,400        1,384         5,951
Operating expenses:
  General and
    administrative...........         110          497        2,009        2,754        2,725        1,009         2,574
  Sales and marketing........         141          241          232          760        1,824          672         1,720
  Stock compensation.........          --           --           --           --           69           --           799
                               ----------   ----------   ----------   ----------   ----------   ----------   -----------
    Total operating
      expenses...............         251          738        2,241        3,514        4,618        1,681         5,093
Operating income (loss)......         163          698        1,260        1,399          782         (297)          858
Other income (expense),
  net........................          --           (1)          17           23           14           15            25
                               ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net income (loss)............        $163        $ 697       $1,277       $1,422        $ 796       $ (282)        $ 883
                               ==========   ==========   ==========   ==========   ==========   ==========   ===========
Earnings (loss) per share:
  Basic......................       $0.06        $0.23        $0.42        $0.47        $0.26       $(0.09)        $0.24
  Diluted....................       $0.06        $0.23        $0.38        $0.41        $0.23       $(0.09)        $0.21
Weighted average shares
  outstanding................   2,523,288    3,011,249    3,012,000    3,012,000    3,012,000    3,012,000     3,612,000
Weighted average shares and
  common stock equivalents...   2,523,288    3,011,249    3,320,797    3,449,129    3,508,167    3,012,000     4,304,937
Pro forma net income(1)......                                                            $464                       $534
                                                                                   ==========                ===========
Pro forma earnings per
  share(1):
  Basic......................                                                           $0.15                      $0.15
  Diluted....................                                                           $0.13                      $0.12

                                                                    DECEMBER 31,
                                                              ------------------------   JUNE 30,
                                                               1996     1997     1998      1999
                                                              ------   ------   ------   --------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $  456   $  690   $  612    $  869
Working capital.............................................   1,032    1,948    2,150     3,364
Total assets................................................   1,753    2,421    3,163     5,792
Stockholders' equity........................................   1,478    2,214    2,519     3,986

---------------
(1) The pro forma statement of operations data are unaudited and are presented to reflect the provision for federal and state income taxes as if we had been subject to federal and state income taxation as a C corporation during each of the periods presented.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     Cysive is a leading software engineering firm that designs and builds complex, highly customized architectures and systems necessary to support large scale eBusinesses. eBusinesses are companies that conduct a significant portion of their business electronically through front-end customer interfaces which are integrated with back-end systems, such as accounting, billing, manufacturing and inventory control. Since commencing operations in 1994, we have built business-critical architectures using core Internet technologies. These architectures automate business processes and provide the technology infrastructure necessary for the high levels of customer interactivity, 24/7 reliability and significant scalability required by large scale eBusinesses.

     Prior to 1997, we built large scale, distributed systems using approaches and technologies that are the foundations for current Internet applications. At that time, our leading-edge technology focus required a sales effort led by technology savvy project managers. In late 1996 and early 1997, our technology group evaluated and developed software prototypes using key Internet technologies such as Java, XML and CORBA. After successfully deploying our first eBusiness system in mid-1997, we began to target customers who were making significant investments in their eBusiness applications. As a result, there was a fundamental shift in our business strategy away from general purpose distributed systems to customized eBusiness applications. As part of this strategy, in the fourth quarter of 1997 and the first half of 1998, we spent considerable resources to: (1) train all of our software engineers with the next generation of Internet technologies that had been researched and prototyped by our technology group; and (2) deploy a direct sales force capable of selling eBusiness applications. As a result, these initiatives significantly impacted our results of operations for these three quarters. Specifically, the generation of a sales pipeline of eBusiness applications and the deployment of our sales force affected our revenues and sales and marketing expenses. In addition, the completion of two of our largest distributed systems combined with the extensive training of our software engineers caused our utilization rates and gross margins to decline during these quarters. As reflected in our latest results, these investments positioned us to emerge in the second half of 1998 as a leading eBusiness engineering firm.

     We derive our revenues from software engineering services which are provided primarily on a time and materials basis. Revenues are recognized and billed monthly by multiplying the number of hours expended by our software engineers in the performance of the contract by the established billing rates plus other directly billable costs. Revenues exclude reimbursable project costs which are reimbursed from our customers.

     Our financial results may fluctuate from quarter-to-quarter based on factors such as the number of projects, the amount and timing of our customers' expenditures, employee utilization rates, hourly billing rates and general economic conditions. Revenues from a few large customers may constitute a significant portion of our total revenues in a particular quarter or year. For example, in 1998, our five largest customers represented 65.3% of our revenues:
Cisco Systems, Inc., 19.6%; Classified Ventures, Inc./Cars.com, 18.0%; Sylvan Prometric, 12.5%; DaimlerChrysler Corporation, 8.5%; and First Union Corporation, 6.7%. For the six-month period ended June 30, 1999, our five largest customers represented 82.5% of our revenues: Sylvan Prometric, 35.1%; Classified Ventures, Inc./Cars.com, 15.2%; Equifax Secure, Inc., 13.4%; Cisco Systems, Inc., 10.2%; and UUNet Technologies, Inc., 8.6%. Revenues from any given customer will vary from period-to-period; however, we expect that significant customer concentration will continue for the foreseeable future. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenues may decline substantially. We attempt to mitigate our revenue concentration issues by contractual wind-down provisions and by rapid redeployment of our lean, efficient teams.

     The number of Cysive employees increased from 19 as of January 1, 1996 to 89 as of June 30, 1999. We actively recruit software engineers and support staff and expect the total number of employees to increase significantly during the remaining months of 1999 and into the foreseeable future. Direct costs consist primarily of compensation and benefits for our software engineers and the non-billable portion of other direct project costs. We expect that our per capita direct costs will increase over time due to wage increases and inflation. In addition, these costs may increase after the offering because prospective employees may perceive that the stock option component of our compensation package is not as valuable as it was prior to the offering. Our gross margins are affected by trends in the utilization rate of our software engineers, defined as the percentage of our software engineers' time billed to customers, divided by the total available hours in a period, less holidays. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins.

     General and administrative expenses consist primarily of compensation and benefits for our management, finance and administration, human resources, information technology, recruiting and the non-billable portion of our quality assurance and regional management personnel. In addition, general and administrative expenses include depreciation and amortization and general operating expenses such as telephones, office supplies, travel, outside professional services, training and facilities costs. We expect general and administrative expenses to increase as we add additional personnel, expand our information technology infrastructure, open new offices, increase our recruiting efforts and incur additional costs related to the growth of our business and operations as a public company.

     Sales and marketing expenses consist primarily of salaries, commissions, benefits, marketing programs and travel costs associated with our sales and marketing efforts. We sell our services through a direct sales force organized by geographic region. We expect sales and marketing expenses to increase as we continue to build a direct sales force and expand our marketing programs.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the relative composition of revenues and selected statement of operations data as a percentage of revenues:

                                                                                SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,        JUNE 30,
                                                     -----------------------    ----------------
                                                     1996     1997     1998      1998      1999
                                                     -----    -----    -----    ------    ------
Revenues...........................................  100.0%   100.0%   100.0%   100.0%    100.0%
Direct costs.......................................   37.0     36.3     40.9     56.7      36.9
                                                     -----    -----    -----    -----     -----
Gross profit.......................................   63.0     63.7     59.1     43.3      63.1
Operating expenses:
  General and administrative.......................   36.1     35.7     29.8     31.6      27.3
  Sales and marketing..............................    4.2      9.9     20.0     21.0      18.2
  Stock compensation...............................     --       --      0.8       --       8.5
                                                     -----    -----    -----    -----     -----
          Total operating expenses.................   40.3     45.6     50.6     52.6      54.0
Operating income (loss)............................   22.7     18.1      8.5     (9.3)      9.1
Other income, net..................................    0.3      0.3      0.2      0.5       0.3
                                                     -----    -----    -----    -----     -----
Net income (loss)..................................   23.0%    18.4%     8.7%    (8.8)%     9.4%
                                                     =====    =====    =====    =====     =====

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Revenues. Revenues increased $6.2 million, or 195.1%, to $9.4 million for the six months ended June 30, 1999 from $3.2 million for the same period in 1998. This increase in revenues primarily reflects the more mature direct sales model established in mid-1998, the benefits of which were not fully realized until early 1999. As a result of our direct sales efforts, our number of customers increased to 21 for the six months ended June 30, 1999 from 11 for the same period in 1998. In addition, as we completed several large distributed systems and migrated to eBusiness applications, our average billing rates increased.

     Direct Costs. Direct costs increased $1.7 million, or 92.0%, to $3.5 million for the six months ended June 30, 1999 from $1.8 million for the same period in 1998. As a percentage of revenues, direct costs decreased to 36.9% for the six months ended June 30, 1999 from 56.7% for the same period in 1998. This significant decrease as a percentage of revenues was primarily attributable to our low utilization rates in 1998, which resulted from the completion of two of our largest distributed systems and the extensive training of all of our software engineers during the first half of 1998. The average utilization rate increased to 88.5% for the six months ended June 30, 1999 from 54.2% for the same period in 1998.

     Gross Profit. Gross profit increased $4.6 million, or 329.9%, to $6.0 million for the six months ended June 30, 1999 from $1.4 million for the same period in 1998. As a result of the above factors, the gross margin increased to 63.1% for the six months ended June 30, 1999 from 43.3% for the same period in 1998.

     General and Administrative. General and administrative expenses increased $1.6 million, or 155.1%, to $2.6 million for the six months ended June 30, 1999 from $1.0 million for the same period in 1998. As a percentage of revenues, general and administrative expenses decreased to 27.3% for the six months ended June 30, 1999 from 31.6% for the same period in 1998. This decrease was due primarily to our ability to spread our costs over a greater revenue base, particularly with respect to depreciation and amortization. This operating leverage, however, was partially offset by the expansion of our office in the metropolitan area of San Jose, CA in September 1998 as well as additional corporate administrative hires.

     Sales and Marketing. Sales and marketing expenses increased $1.0 million, or 156.0%, to $1.7 million for the six months ended June 30, 1999 from $672,000 for the same period in 1998. As a percentage of revenues, sales and marketing expenses decreased to 18.2% for the six months ended June 30, 1999 from 21.0% for the same period in 1998. This decrease was primarily due to the significant expansion of our direct sales force in the first half of 1998 without the benefit of revenues generated by those hires. This decrease was partially offset by additional hires in the marketing group and the execution of our marketing program in the first half of 1999.

     Stock Compensation. Stock compensation reflects the grant of non-qualified stock options at a price below their fair market value, which vested upon their grant in the second quarter of 1999.

     Operating Income (Loss). Operating income increased $1.2 million to $858,000 for the six months ended June 30, 1999 from an operating loss of $297,000 for the same period in 1998. As a result of the above factors, the operating margin increased to 9.1% for the six months ended June 30, 1999.

     Other Income, Net. Net other income increased $10,000, or 63.6%, to $25,000 for the six months ended June 30, 1999 from $15,000 for the same period in 1998 primarily due to gains on the sale of fixed assets and the timing of matching charitable contributions made on behalf of our employees.

     Net Income (Loss). Net income increased $1.2 million to $883,000 for the six months ended June 30, 1999 from a loss of $282,000 for the same period in 1998. As a result of the above factors, the net margin increased to 9.4% for the six months ended June 30, 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased $1.4 million, or 18.6%, to $9.1 million in 1998 from $7.7 million in 1997. This increase in revenues reflected a larger number of customers, which totaled 23 in 1998 as compared to 15 in 1997. In addition, our higher revenues were a result of our ability to increase our billing rates in 1998 as we more fully migrated our business model to eBusiness applications. The benefits of this larger customer base and our higher billing rates, however, were offset in part by: (1) the shift in our business model that affected the fourth quarter of 1997 and the first two quarters of 1998; and (2) the completion of our projects in early 1998 for our two largest customers in 1997. As discussed above, we made significant investments in our direct sales force, the benefits of which were not realized until the second half of 1998. Consequently, while we ended 1998 with a greater number of customers, most of their associated projects did not start until the second half of the year.

     Direct Costs. Direct costs increased $944,000, or 33.7%, to $3.7 million in 1998 from $2.8 million in 1997. As a percentage of revenues, direct costs increased to 40.9% in 1998 from 36.3% in 1997. This significant increase as a percentage of revenues was primarily due to our low utilization rates in the first half of 1998 which correlated with the completion of two large scale distributed systems and our efforts to train all of our software engineers. The average utilization rate decreased to 70.5% in 1998 from 79.9% in 1997.

     Gross Profit. Gross profit increased $487,000, or 9.9%, to $5.4 million in 1998 from $4.9 million in 1997. As a result of the above factors, the gross margin decreased to 59.1% in 1998 from 63.7% in 1997.

     General and Administrative. General and administrative expenses decreased $29,000, or 1.0%, to $2.7 million in 1998 from $2.8 million in 1997. As a percentage of revenues, general and administrative expenses decreased to 29.8% in 1998 from 35.7% in 1997. This decrease as a percentage of revenues was primarily attributable to our ability to spread our costs over a greater revenue base. The benefits of this operating leverage were partially offset by the opening of a new office in the metropolitan area of San Jose, CA in May 1998 and the expansion of our Reston, VA office in August 1998.

     Sales and Marketing. Sales and marketing expenses increased $1.1 million, or 139.8%, to $1.8 million in 1998 from $761,000 in 1997. As a percentage of revenues, sales and marketing expenses increased to 20.0% in 1998 from 9.9% in 1997. This increase was primarily due to the significant expansion of our direct sales force in the first half of 1998. In addition, at the end of 1998 we hired a dedicated marketing staff and implemented a more extensive marketing program.

     Stock Compensation. Stock compensation reflected the grant of non-qualified stock options issued at a price below fair market value, which vested upon the achievement of select performance goals at the end of 1998.

     Operating Income (Loss). Operating income decreased $617,000, or 44.1%, to $782,000 in 1998 from $1.4 million in 1997. As a result of the above factors, the operating margin decreased to 8.5% in 1998 from 18.1% in 1997.

     Other Income, Net. Net other income decreased $9,000, or 40.2%, to $14,000 in 1998 from $23,000 in 1997. This decrease was primarily due to the interest expense we incurred from borrowings under our line of credit during 1998 to support our internal growth.

     Net Income (Loss). Net income decreased $626,000, or 44.0%, to $796,000 in 1998 from $1.4 million in 1997. As a result of the above factors, the net margin decreased to 8.7% in 1998 from 18.4% in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $2.2 million, or 38.8%, to $7.7 million in 1997 from $5.6 million in 1996. This increase in revenues primarily reflected an increase in the number of customers to 15 in 1997 from eight in 1996.

     Direct Costs. Direct costs increased $743,000, or 36.1%, to $2.8 million in 1997 from $2.1 million in 1996. As a percentage of revenues, direct costs decreased slightly to 36.3% in 1997 from 37.0% in 1996. The slight decrease during 1997 as a percentage of revenues was primarily attributable to our higher utilization rates in 1997. The average utilization rate increased to 79.9% in 1997 from 72.8% in 1996.

     Gross Profit. Gross profit increased $1.4 million, or 40.3%, to $4.9 million in 1997 from $3.5 million in 1996. As a result of the above factors, the gross margin increased to 63.7% in 1997 from 63.0% in 1996.

     General and Administrative. General and administrative expenses increased $744,000, or 37.0%, to $2.8 million in 1997 from $2.0 million in 1996. As a percentage of revenues, general and administrative expenses decreased slightly to 35.7% in 1997 from 36.1% in 1996. Our higher expenses resulted from an increase in the number of general and administrative personnel, expansion of our facilities in Reston, VA and a full year of expenses from the opening of a new office in the metropolitan area of Chicago, IL in May 1996. The slight decrease as a percentage of revenues reflects the greater operating leverage from spreading these expenditures over a larger revenue base.

     Sales and Marketing. Sales and marketing expenses increased $529,000, or 227.7%, to $760,000 in 1997 from $232,000 in 1996. As a percentage of revenues, sales and marketing expenses increased to 9.9% in 1997 from 4.2% in 1996. This increase was primarily due to increased travel and marketing activities.

     Operating Income (Loss). Operating income increased $139,000, or 11.1%, to $1.4 million in 1997 from $1.3 million in 1996. As a result of the above factors, the operating margin decreased to 18.1% in 1997 from 22.7% in 1996.

     Other Income, Net. Net other income increased $6,000, or 35.5%, to $24,000 in 1997 from $17,000 in 1996. This increase was primarily due to the interest income earned on higher average cash balances maintained during 1997.

     Net Income (Loss). Net income increased $146,000, or 11.4%, to $1.4 million in 1997 from $1.3 million in 1996. As a result of the above factors, the net margin decreased to 18.4% in 1997 from 23.0% in 1996.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents unaudited quarterly financial data for the periods indicated. We derived this data from our unaudited financial statements, and in our opinion, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods.

                                                                    QUARTER ENDED
                                  ---------------------------------------------------------------------------------
                                  MAR. 31,    JUNE 30,    SEP. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEP. 30,
                                    1997        1997        1997        1997        1998        1998        1998
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATION DATA
Revenues........................   $1,727      $2,016      $2,130      $1,839      $1,633      $1,560      $2,585
Gross profit....................    1,136       1,295       1,404       1,077         720         664       1,617
Operating expenses:
  General and administrative....      649         702         692         711         440         569         729
  Sales and marketing...........      201         206         188         165         218         453         486
  Stock compensation............       --          --          --          --          --          --          28
Operating income (loss).........      286         387         524         201          62        (358)        374
Net income (loss)...............   $  294      $  394      $  533      $  201      $   73      $ (354)     $  381
                                   ======      ======      ======      ======      ======      ======      ======
AS A PERCENTAGE OF REVENUES
Revenues........................    100.0%      100.0%      100.0%      100.0%      100.0%     100.0%       100.0%
Gross profit....................     65.8        64.2        65.9        58.6        44.1        42.6        62.6
Operating expenses:
  General and administrative....     37.6        34.8        32.5        38.7        26.9        36.5        28.2
  Sales and marketing...........     11.6        10.2         8.9         9.0        13.4        29.1        18.8
  Stock compensation............       --          --          --          --          --          --         1.1
Operating income (loss).........     16.6        19.2        24.5        10.9         3.8       (23.0)       14.5
Net income (loss)...............     17.0%       19.5%       25.0%       10.9%        4.5%      (22.7)%      14.7%
                                   ======      ======      ======      ======      ======      ======      ======

                                            QUARTER ENDED
                                  ---------------------------------
                                  DEC. 31,    MAR. 31,    JUNE 30,
                                    1998        1999        1999
                                  ---------   ---------   ---------
                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATION DATA
Revenues........................   $3,364      $4,178      $5,246
Gross profit....................    2,399       2,324       3,627
Operating expenses:
  General and administrative....      987       1,059       1,515
  Sales and marketing...........      666         760         960
  Stock compensation............       41          19         780
Operating income (loss).........      705         486         372
Net income (loss)...............   $  696      $  497      $  386
                                   ======      ======      ======
AS A PERCENTAGE OF REVENUES
Revenues........................    100.0%      100.0%      100.0%
Gross profit....................     71.3        55.6        69.1
Operating expenses:
  General and administrative....     29.4        25.4        28.9
  Sales and marketing...........     19.8        18.2        18.3
  Stock compensation............      1.2          .4        14.8
Operating income (loss).........     20.9        11.6         7.1
Net income (loss)...............     20.7%       11.9%        7.4%
                                   ======      ======      ======

     We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that you should not rely on these comparisons as indicators of future performance. For additional information on this subject, see "Risk Factors -- Our quarterly revenues and operating results are volatile and may cause our stock price to fluctuate."

LIQUIDITY AND CAPITAL RESOURCES

     In June 1998, we entered into a line of credit with Merrill Lynch Business Financial Services Inc. under which we were entitled to draw up to $1.0 million in borrowings. In March 1999, we increased the amount available under this line of credit to $1.5 million. We intend to use any borrowings under the line of credit for working capital purposes. The interest rate on amounts borrowed under the line of credit is calculated using the 30-day commercial paper rate as quoted in The Wall Street Journal, plus 2.9% per annum. The credit facility expires in September 1999. Any borrowings under the line of credit will be secured by all of our assets. The line of credit requires our financial ratios to be in compliance with the debt covenants. At June 30, 1999, we had no outstanding borrowings under the line of credit.

     Cash and cash equivalents were $869,000 at June 30, 1999, $612,000 at December 31, 1998 and $690,000 at December 31, 1997. Net cash provided by operating activities was $659,000 for the period ended June 30, 1999, $731,000 in 1998, $1.0 million in 1997 and $1.1 million in 1996. Capital expenditures of $187,000 for the six months ended June 30, 1999, $249,000 in 1998, $80,000 in
1997 and $279,000 in 1996, were used primarily for computer equipment, office equipment and leasehold improvements related to our growth. Capital expenditures for the remainder of 1999 are expected to be $210,000 and will be made principally for computer equipment, internally used software purchases and leasehold improvements to support our growth.

     We anticipate that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should be adequate to fund our currently anticipated cash needs through at least the next 18 months. To the extent we are unable to fund our operations from cash flows, we may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, the financing will be obtainable on favorable terms.

YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may be unable to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our customers and our potential customers, may need upgrades to comply with year 2000 requirements.

     Although we believe that our principal internal systems are year 2000 compliant, some of our systems are not yet certified. We have received year 2000 compliance statements from the suppliers of some of our principal internal systems and have sought similar statements from other vendors. Because we and our customers depend, to a very substantial degree, upon the proper functioning of our computer systems, a failure of our systems to correctly recognize dates beyond December 31, 1999 could materially disrupt our operations and adversely affect our business, financial condition and results of operations.

     The year 2000 problem may also affect third-party software products that are incorporated into the business systems that we create for our customers. Although our customers license software directly from third parties, we generally discuss year 2000 issues with these suppliers and sometimes perform internal testing on their products, but do not guarantee that the software licensed by these suppliers is year 2000 compliant. Any failure on our part to provide year 2000 compliant eBusiness systems to our customers could result in financial loss, harm to our reputation and liability to others.

     We do not currently have any information concerning the year 2000 compliance status of our customers nor do we intend to examine our customers for year 2000 compliance. Our current or potential customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems or may face litigation costs. In either case, year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our services. In addition, we anticipate that some of our customers may reduce or eliminate their purchase of new customized software during the second half of 1999 as they attend to year 2000 issues. As a result, our business, financial condition and results of operations could be adversely affected.

     We have funded the costs to become year 2000 compliant from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to year 2000 compliance for administrative personnel to manage the process of becoming year 2000 compliant. In addition, we may experience problems and costs with year 2000 compliance, which could divert management's time from ordinary business activities and have a material adverse effect on our business, financial condition and operating results. The worst case scenario for year 2000 problems for us would be the need to cease normal operations for an indefinite period of time while we attempted to respond to our own or help with our customers' year 2000 problems without having full internal operational capabilities.

     Although it is not yet completed, we are implementing our year 2000 contingency plan. Our year 2000 contingency plan addresses situations that may result if we are unable to achieve year 2000 readiness for our critical operations. The cost of implementing our plan is not expected to be material.

                                    BUSINESS

OVERVIEW

     Cysive is a leading software engineering firm that designs and builds complex, highly customized architectures and systems necessary to support large scale eBusinesses. eBusinesses are companies that conduct a significant portion of their business electronically through front-end customer interfaces which are integrated with their with back-end systems, such as accounting, billing, manufacturing and inventory control. Since commencing operations in 1994, we have built business-critical architectures using core Internet technologies. These architectures automate business processes and provide the technology infrastructure necessary for high levels of customer interactivity, 24/7 reliability and significant scalability required by large scale eBusinesses. Due to the customized design criteria and sophisticated integration requirements of our projects, we employ software engineers with extensive technology expertise. Our software engineers, who have an average of 10 years experience applying leading-edge technologies to solve business-critical problems, utilize a disciplined methodology to deliver robust and secure systems on a timely basis.

     Given our technology expertise, we target corporate customers who require highly complex systems to meet the scale and growth demanded by their differentiated eBusiness strategies. For example, Cysive built Cisco Systems, Inc.'s Internetworking Products Center, which is the core of Cisco's electronic commerce site and accounted for approximately 60% of Cisco's fiscal 1999 total revenues of $12.2 billion. In addition to Cisco, we have built systems for customers such as Classified Ventures, Inc./Cars.com, DaimlerChrysler Corporation, Equifax Secure, Inc., First Union Corporation, Sylvan Prometric and UUNet Technologies, Inc.

INDUSTRY BACKGROUND

     In the mid-1990s, a first wave of commercial Internet usage achieved widespread adoption. The Internet brought technology standardization to business through a common set of protocols, languages and applications, such as HTTP, HTML and Web browsers. Although many companies comprehended the magnitude of potential technological and communications advancements provided by the Internet, they lacked the resources to implement Internet-based technologies. The immediate objective for most companies at this time was to establish an Internet presence. These companies used the Internet as an interface for communicating with customers and launched their Web sites as colorful online marketing brochures. With little ability to automate business processes or execute transactions, these sites were maintained separately from the enterprise systems at the core of the business which, in turn, had not been designed to interface with the standards-based architecture of the Internet. Simple, small-scale functions such as customer inquiries to the Web sites were handled through text-based scripts, such as CGI and PERL, which had neither the structure nor the capability of a software program, but sufficed for this early-stage environment. As a result, many of today's Internet professional services providers focus on providing strategy, design and technology services to enable companies to build an initial presence on the Internet, rather than the specialized technology expertise required to architect scalable, successful eBusinesses.

     Today, we believe a second wave is beginning, spearheaded by the companies whose use of the Internet has evolved from a marketing orientation to a business, or transactional, orientation. For these companies, the Web site has quickly evolved from a marketing interface into an advanced software application at the core of their businesses. International Data Corporation estimates U.S. corporate Internet spending to increase from $85 billion in 1999 to $203 billion by 2002. Many companies are building their information technology infrastructures to transact directly, seamlessly and instantaneously with customers, suppliers, partners and distributors around the world. These eBusiness capabilities are rapidly creating new markets, communications channels and revenue growth opportunities, while enabling companies to reduce costs, improve operating efficiencies, shorten cycle times and improve communications.

     To truly automate all of the functions associated with an eBusiness transaction, companies cannot simply link Internet customers directly to their existing internal systems. These existing systems were designed for a defined number of specifically trained employees. In addition, each system typically was built to provide a very specific function such as accounting, billing, product configuration, manufacturing or inventory control. As a result, with each system serving distinct purposes, it is extremely difficult for a customer to have a user-friendly, customer service focused experience without significant integration of back-end systems.

     To integrate these back-end systems, an advanced technology approach is necessary in which business logic, or all of the business procedures and rules, is built into a core architecture that bridges these existing systems with the Internet. This core architecture handles all of the business functions that previously could only be executed by specially trained personnel, such as preferred customer discounting, credit approval, product configuration, pricing, billing, accounting, inventory control and order and delivery scheduling. A successful eBusiness architecture must present business functions to customers in a simple format, yet provide comprehensive access to all of the information and transactional capabilities the business has to offer. In addition, the technology infrastructure that integrates the Internet with the core architecture and back-end systems must be carefully designed to handle extremely large volumes of Internet traffic and ensure 24/7 reliability. This architecture requires software engineering expertise in areas such as: load balancing to spread traffic across servers; caching to make data access immediate; thread and connection pooling to optimally use system resources; and data conversion to convert data into usable Internet formats. These architectures use a component-based design which is flexible and extensible to meet the needs of the business as it grows.

     Advantages achieved by eBusinesses that were the first to implement Internet strategies will be lost if their transactional systems are not scalable, secure and reliable. Therefore, we believe a greater portion of future corporate Internet spending will be in the implementation and integration of advanced Internet systems. Companies like Cysive that have the Internet technology expertise, a defined, repeatable and rigorous process and a strong, proven track record in building eBusiness architectures will drive business on the Internet.

THE CYSIVE SOLUTION

     Cysive engineers and deploys next generation systems that enable business leaders to execute their eBusiness strategies. To build the reliable, robust, secure and scalable eBusiness systems demanded by our customers, we emphasize the following key elements:

ADVANCED EBUSINESS ARCHITECTURES

     The core of our business is to architect and build complex, highly customized Internet technology-based systems. Our expertise lies in building the systems driving large scale eBusinesses. For example, Cysive built the architecture for First Union Corporation's online automated account stand-in system which is accessible through multiple channels by First Union's more than 16 million retail and corporate customers. When First Union's mainframe-based systems become overloaded, this system stands-in for all online channels, including interactive voice response and the Internet. We believe our ability to successfully deploy truly large scale systems is a key point of differentiation in our market. Furthermore, the knowledge and confidence gained from building customized business-critical systems generates a high level of repeat business from our customers. For example, in the first half of 1999, 73% of our customers from whom we generated over $100,000 of revenues were customers in prior years. In addition, our best-of-breed technology focus helps us to recruit highly experienced software engineers who desire a culture and environment that takes pride in being on the leading edge of technology.

HIGHLY EXPERIENCED SOFTWARE ENGINEERS

     The integration of existing and emerging technologies required to build our customers' eBusiness systems is highly complex and requires expertise across a broad array of technologies. Our software engineers must have extensive knowledge in leading-edge technologies such as XML, Java, C++, Distributed Objects, such as CORBA and DCom, and Relational and Object Database Management Systems. In addition, they must have experience interfacing with older legacy system technologies. As a result, we employ software engineers with proven technology expertise and many years of experience. As evidence, our software engineers have on average 10 years of experience. Furthermore, 93% of our software engineers have technical undergraduate degrees and 49% have advanced degrees. This significant level of experience enhances our teams' productivity and enables us to maximize our utilization rates by making our software engineers interchangeable across varying projects regardless of the technologies employed.

"SWAT TEAM" APPROACH

     The high productivity of our experienced software engineers enables us to build extensive eBusiness systems with lean and efficient SWAT teams. For example, with a team of only six software engineers, we built Cisco Systems' Internetworking Product Center, which, according to Cisco, generated approximately 60% of Cisco's fiscal 1999 total revenues. We believe smaller teams increase efficiency, enhance the ability of a team to share ideas, expertise and project development information and reduce the margin for error. As a result, we believe that by using our SWAT teams, we shorten the delivery time of a project and increase the likelihood of success, thereby reducing the overall project cost to the customer. Through this approach, we are able to focus our customers on the total value of the project, rather than on hourly billing rates. In addition, our highly efficient, SWAT team approach allows us to quickly redeploy teams once a project is completed and to scale without having to add large numbers of software engineers. As a result of our high levels of productivity, we consistently generate revenues per software engineer in excess of $300,000.

RIGOROUS DEVELOPMENT PROCESS

     For every project undertaken, our software engineers strictly adhere to the Cysive development process. This approach begins with a comprehensive assessment of a customer's needs followed by the development of a series of milestones comprised of three distinct phases: architecture and analysis; design and development; and testing and deployment. Having this institutionalized methodology helps to mitigate risk and ensure consistent quality, and enables us to build robust and cost-effective systems more rapidly. The Cysive development process also ensures that our customers have the flexibility to continuously modify their projects as their needs evolve. By visibly streamlining our processes and producing noticeable efficiencies, the Cysive development process helps to build customer confidence and consequently generate greater repeat business.

SOPHISTICATED KNOWLEDGE MANAGEMENT

     We have spent considerable resources building our internal knowledge management which comprises: (1) a technology group, which continually evaluates new products to identify best-of-breed technologies and is also responsible for on-going proficiency training; and (2) a centralized knowledge base, which is an extensive intranet database that captures the intellectual capital gained with each Cysive project. This intranet database is accessible anytime from any remote location. Together, the technology group and our proprietary knowledge base help to disseminate our accumulated intellectual capital to all employees, enhance the reusability of processes and accelerate the professional development of our software engineers by keeping them abreast of new technologies.

STRICT QUALITY ASSURANCE PROCESS

     We adhere to a strict quality assurance process to identify and manage risk. To distribute knowledge across our company and to help maintain objectivity within each project, we use a project manager from outside of a given project team to serve as the quality assurance supervisor who monitors and evaluates a project's development. The supervisor is responsible for a monthly review meeting and report focused on the scope, schedule and cost of the project. As a result, all project managers are subject to as well as oversee the quality assurance process. In addition to risk management, our quality assurance approach
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facilitates the sharing of ideas and technologies among project managers, enables us to scale our business while maintaining high levels of quality and allows us to make objective, value-added recommendations to our customers during the course of a project.

CYSIVE GROWTH STRATEGY

     Our objective is to strengthen our position as a leading eBusiness engineering firm. The key elements of our growth strategy are to:

EXPAND EXISTING AND ESTABLISH NEW CUSTOMER RELATIONSHIPS

     Our ability to further penetrate our existing customer base and establish relationships with new customers is essential to our growth. Because our strategy revolves around delivering highly customized eBusiness systems for our customers' business-critical applications, we approach the customer relationship from a long-term perspective. We target corporate customers who are investing significant resources on Internet-focused business strategies that require complex technology systems. While further penetration of our existing customer base is important, we aggressively seek new customer relationships through our direct sales efforts, new marketing activities, referral-driven sales and strategic technology partnerships.

CONTINUE TO BUILD AND DEPLOY LEADING-EDGE TECHNOLOGIES

     Deployment of best-of-breed technologies is essential to our ability to deliver customized eBusiness systems. The core architectures that our software engineers build for our customers serve as the foundation for future application developments and, therefore, need to be reliable, robust, secure, scalable and extensible. These architectures cannot be developed solely by utilizing packaged applications but instead require the integration of an array of existing and emerging technologies. Maintaining a leadership position in understanding and using the latest technologies is critical to our growth, and we will continue to dedicate significant resources in this area. For example, we have established a technology group with the primary objectives of keeping our software engineers abreast of the latest innovations in technology and enabling each of them to bring the acquired expertise to any customer project. Our software engineers staff this group on a rotating basis to learn the practical intricacies of the latest technologies and are able to subsequently disseminate their learning across all areas of our company.

ATTRACT AND RETAIN HIGHLY EXPERIENCED SOFTWARE ENGINEERS

     Attracting and retaining qualified software engineers is critical to our growth. We identify and attract seasoned software engineers through a broad range of sources, including internal referrals, other technology companies and technical associations, the Internet and advertisements in technical periodicals. We place a strong emphasis on hiring software engineers who have several years of industry experience and proven technical expertise. To ensure that we hire qualified software engineers, we employ a stringent seven-step recruiting process that incorporates multiple examinations to evaluate a candidate's technical qualifications. Our focus on complex projects, coupled with our exacting recruiting standards, has created a culture that fosters proven competence with leading-edge technologies and helps us to attract and retain highly qualified personnel. For example, since January 1, 1999, we have hired 45% of our existing software engineers based on internal referrals and believe that our attrition rate of less than 5% is well below the industry average.

ENHANCE OUR GEOGRAPHIC PRESENCE

     Continued geographic expansion gives us access to a broader base of highly qualified software engineers and customers. We plan to establish a local presence in several of the key technology markets to increase our visibility with and ability to evaluate a larger number of potential software engineers. Decreasing the travel burden placed on our software engineers should significantly enhance our ability to hire and retain people with the skill level we desire and help us to maintain our low attrition rates. Moreover, a broader geographic presence will help us to service our existing customers better and to

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establish new relationships. In addition, we intend to capitalize on local offices to enhance our regional marketing efforts. We have already established offices in the metropolitan areas of Washington, D.C., San Jose, CA, Atlanta, GA and Chicago, IL and plan to open offices in the metropolitan areas of Los Angeles, CA and Dallas, TX.

EXPAND CYSIVE'S BRAND RECOGNITION

     Our reputation and track record with customers are key to our success. To augment the reputation and track record that we have established from successfully implementing many eBusiness systems, we are launching an aggressive marketing campaign aimed at chief executive officers, chief information officers and electronic commerce managers to build brand recognition and generate sales leads. Our success in communicating the Cysive brand will drive our visibility with potential customers, industry partners and prospective employees.

CASE STUDIES

     The following are descriptions of representative projects which we have completed, or in the case of Sylvan Prometric and Equifax Secure, Inc., are ongoing. Financial and statistical data included in these descriptions have been provided by the applicable customers.

CISCO SYSTEMS, INC.

  Cysive SWAT Team           Six software engineers over a period of 14 months.

  Customer Description       Cisco operates one of the world's largest Internet
                             commerce sites, generating electronic commerce revenues of $32 million per day. The order processing engine supporting this site is the Internetworking Product Center, or IPC, through which Cisco's largest enterprise customers have exclusive access to tailor large, complex networking solutions online and place their orders directly with Cisco.

  Customer Challenge         In early 1997, the IPC handled 300 orders per day
                             over the Internet. As the IPC's popularity increased, customer demand exceeded its capacity.
                             To ensure that the system could scale to significantly higher levels of customer demand, Cisco needed to overhaul the IPC architecture with a state-of-the-art, extensible electronic commerce engine.

  Cysive Deliverable         Cysive worked with Cisco to identify system
                             requirements to support the growing complexity and volume requirements of Cisco's online order demand.
                             The resulting server-side Java-based order processing engine, built by Cysive's software engineers in collaboration with Cisco and run on a Cisco network architecture, provides scalability, reliability and accelerated performance.

  Key Features               - By allowing the IPC to share data and system
                               resources across multiple transactions and by maintaining continuous server connections throughout long, complex transactions, the IPC can process nearly 300% more orders, accounting for nearly 60% of Cisco's $12.2 billion in revenues for its 1999 fiscal year.
                             - Significant performance improvements were
                               realized. The speed of one-third of the most commonly used application transactions increased five to 10 times over previous levels, while the speed of the remaining two-thirds doubled.

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                             - The new component-based IPC system provides
                               greater overall extensibility. Because we built the architecture as a reusable set of components, in a follow-on project we reused approximately 60% of the code for another application in a new area of the business, cutting the subsequent development time in half.

CLASSIFIED VENTURES, INC./CARS.COM

  Cysive SWAT Team           Six software engineers over a period of four
                             months.

  Customer Description       Cars.com is a division of Classified Ventures, a
                             Chicago-based company formed by eight leading media companies including The Tribune Company, Central
                             Newspapers, Inc., Gannett Co. Inc., The New York
                             Times Co. and The Washington Post Company. To begin transitioning its offline classified listings business to an Internet-based model, Classified
                             Ventures sought to develop Cars.com, a Web site that allows users to quickly search and locate vehicles by make, model, location, price, mileage and other attributes from across the nation.

  Customer Challenge         Cars.com needed a highly scalable architecture that
                             would allow a high volume of users to quickly and easily find the car they want, read auto reviews and expert car buying advice, and obtain information on loans and leases. After a competitor's system failed to produce the required scalability, Classified Ventures turned to Cysive.

  Cysive Deliverable         Cysive rearchitected the Cars.com site, creating a
                             flexible, scalable system that can handle extremely high user volumes. As of August 1999, the site served over 1.5 million page views per day with one million unique visitors per month. In June 1999, Media Metrix ranked the site as the second most trafficked automotive site on the Internet. The architecture enables real-time data feeds from over 130 affiliate newspapers across the United States.

  Key Features               - Every page request on the Cars.com site employs
                               technology called Java servlets. Servlet architectures do not require the program to re-execute for each request, which can slow down performance. This design enables the system to handle more transactions simultaneously.
                             - One of the key challenges in scaling to millions
                               of transactions per day is to ensure that information is up-to-date and reliable. At these traffic volumes, even the most advanced databases are challenged to both read and provide information and write and maintain information. We created a system that addresses this challenge by optimizing database resources.
                             - We designed and delivered specialized caching
                               techniques that keep reusable information in the middle tier of the application so it can be quickly accessed without returning to the database. This design helps to ensure data integrity, performance and reliability.
                             - The component-based architecture allows for a
                               high degree of reuse as the system extends to include new functions, enabling Cars.com to adapt and change to market conditions. In addition, we have been able to reuse many of these components for other Classified Ventures projects.

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EQUIFAX SECURE, INC.

  Cysive SWAT Team           Eight software engineers over a period of four
                             months.

  Customer Description       Equifax Secure, Inc., a wholly owned subsidiary of
                             Equifax, Inc., provides next generation electronic commerce solutions that enable enterprises to authenticate consumer identity, secure business applications and manage digital certificates and directories for highly secure, private electronic commerce over the Internet and other networks.

  Customer Objective         Equifax Secure's objective was to build a high
                             performance, scalable system on which to run
                             Equifax Secure's electronic commerce solution.
                             Equifax Secure solutions significantly reduce the risk, cost and complexity of assuring the privacy and security of electronic transactions over the Internet and other networks. Equifax Secure offers a fee-based service for corporate customers across a wide range of industries that need to identify
                             Internet users with a high degree of certainty.
                             Equifax Secure's customers include companies such as eBay and Security First National Bank.

  Cysive Deliverable         We built the next generation Internet application
                             software that supports Equifax Secure's
                             patent-pending, remote consumer authentication process. The system queries consumers for specific personal information, matches the response to information in Equifax's databases and other sources and evaluates the information as to its reliability, reporting the results back to the Equifax Secure customer.

  Features                   - The system is designed to handle up to 4,000
                               concurrent users and handle 400 transactions per minute. The system provides end-to-end consumer authentication within 60 seconds.
                             - The system has been designed for flexibility and
                               to adapt to the future needs of Equifax. It employs a component-based architecture that has specific business functionality for consumer authentication that is layered on top of generalized services for infrastructure and data access. These last two can be reused for follow-on applications, reducing the cost and time to market for Equifax Secure.

FIRST UNION CORPORATION

  Cysive SWAT Team           Three software engineers over a period of three
                             months.

  Customer Description       One of the nation's largest financial institutions,
                             First Union provides financial services to more than 16 million retail and corporate customers.

  Customer Challenge         The ability to deliver account information to
                             customers with reliability and security is central to First Union's business. First Union's objective was to provide 100% reliable customer service in a cost-effective manner, delivering account information through automated channels such as interactive voice response telephony and the Internet. As the number of its customers increased, First Union realized that it needed back-up for its legacy systems to deal with unexpected volume spikes and power outages, or for scheduled outages, to maintain reliable 24/7 delivery of information.

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  Cysive Deliverable         Cysive built a robust, highly available system that
                             delivers balance and transaction information to First Union account holders. We designed the system to stand-in for all online channels including the interactive voice response telephony and the Internet, and to scale as First Union's business grows.

  Key Features               - The new system can handle high volumes of
                               information with reliability and security. By caching or storing the data for the most popular customer inquiries between the mainframe and the online channels, the design reduces the burden on the system and improves performance.
                             - The architecture is designed to reduce the risk
                               of service failure by employing a highly available software application running on highly available servers. The application is designed to balance transactions across multiple servers. If one or more servers goes down, the application automatically moves customer traffic to the remaining redundant servers without an interruption in service. The new system, in its initial implementation, has stood in for 50% to 70% of voice response unit inquiries.
                             - By automating the account inquiry traffic, the
                               new system provides timely account information to First Union customers, thereby reducing the number of inquiries directed to the customer service support center. The new system has the potential to reduce First Union's costs on a per call basis up to 80%.

SYLVAN PROMETRIC

  Cysive SWAT Team           16 software engineers deployed on two different
                             ongoing projects.

  Customer Description       Sylvan Prometric is the technology-based testing
                             division of Sylvan Learning Systems, Inc., a leading worldwide provider of computer-based testing services. Sylvan operates 3,500 testing centers in 130 countries and supports 35 monetary currencies and 25 languages. Sylvan currently delivers over 500,000 tests per month.

  Customer Challenge         Scheduling and registration of Sylvan Prometric
                             test candidates is a business process central to the success of the company. To maintain its leadership position, Sylvan continually seeks to enhance and improve its processes and technologies.
                             Sylvan Learning Systems acquired a large competitor several years ago and, to date, has been operating with multiple, disparate scheduling and registration systems. These systems needed to be fully integrated to maximize the competitive value of Sylvan's growing distribution channels and to leverage Internet connectivity for its customers.

  Cysive Deliverable         We are developing a comprehensive system for all
                             worldwide registration and scheduling of test candidates through the Internet, call centers and an automated voice response telephony system. We also are developing an underlying corporate intranet-based system to provide Sylvan with an efficient, lower cost means for managing key business processes.

  Key Features               - Using Internet-based technologies and
                               infrastructures, Cysive is building a single, centralized scheduling and registration resource for Sylvan. With features such as automated registration and scheduling for tests, electronic reporting of test results and the ability to store
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                               customer information including candidate
                               eligibility, candidate demographics and testing history, Sylvan should be able to improve the efficiency and customer service of its testing services while reducing operating costs.
                             - We are building an underlying intranet-based
                               system through which Sylvan can manage its
                               business processes such as: reporting
                               capabilities for global business operations;
                               integrating the financial system; and enabling test centers around the world to administer their own specific solutions for scheduling and registration.
                             - This approach will consolidate and streamline all
                               activities associated with the scheduling and registration process. Today, Sylvan handles most registrations using call center representatives. With the new system, Sylvan expects to generate 80% of the registrations through the Internet and individual testing centers, thereby significantly reducing call center operating costs and improving customer service and business performance.

THE CYSIVE DEVELOPMENT PROCESS

     Cysive uses a multi-phase development process that simplifies the management of and reduces the risks associated with project development. Our development approach starts with a comprehensive assessment that identifies the scope, architecture, schedule and cost of building a customer's eBusiness system. After this initial assessment, the project consists of incremental milestones that produce deliverables over a time period which typically spans eight to 16 weeks. These milestones allow for a controlled, customized and repeatable process that reduces costs and ensures delivery. Within each milestone, our development process comprises three phases: architecture and analysis, design and development, and testing and deployment. Throughout each milestone, Cysive project managers perform routine quality assurance reviews to ensure we deliver the system on time, on budget and with the appropriate functionality.

COMPREHENSIVE INITIAL ASSESSMENT

     The Cysive assessment evaluates the customer's eBusiness strategy and gives an immediate, clear and concise understanding of the eBusiness system needed to meet our customer's business objectives. We provide a system blueprint that details the high level architecture, including the system's key components and processes, and the requirements, including every function and interaction, the new system will deliver. We also produce a detailed project plan with our recommendations for the organization, process, schedule, staffing and cost of the project.

     The assessment determines the project milestones required for successful delivery. Each milestone has an inventory of specific related functions, and within each milestone we complete the three phases of the Cysive development process. By building, testing and deploying the system in milestone increments, we ensure timely and accurate delivery of the system. Moreover, the milestones can often be completed in parallel, significantly reducing the time to market of the system.

THE DEVELOPMENT PROCESS: ARCHITECTURE AND ANALYSIS PHASE

     The architecture and analysis phase produces detailed requirements and system architecture specifications to ensure smooth, predictable project execution. As part of this phase, we deliver the following:

          - Requirements Specification: We produce a detailed description of functional needs as well as non-functional requirements, including performance, reliability and security requirements.
          - High Level Object Model: We develop a model that highlights the software components of the system, its business functions and interrelationships.

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          - Updated Project Plan:  We update the schedule, tasks, resource requirements and organization chart in the project plan.
          - Technical and Software Architecture Specification: We specify software partitioning, other products, protocols and deployment options.
          - Frameworks and Graphical User Interface Prototypes: We partially develop the system that provides an early demonstration of its functionality and conduct end-to-end testing to reduce risk.

THE DEVELOPMENT PROCESS: DESIGN AND DEVELOPMENT PHASE

     During the design and development phase, we refine the system architecture and write and test the source code. As part of this phase, we deliver the following:

          - Design Documentation:  We provide sequence diagrams and a greater level of detail to the Object Model developed in the prior phase.
          - Source Code Written:  We write the code to implement each business function in the system.
          - Testing: We begin with unit testing, followed by incremental integration and regression testing.
          - Functional System Demonstration: As we complete each milestone, a demonstration of the systems' functionality becomes available for review.

THE DEVELOPMENT PROCESS: TESTING AND DEPLOYMENT PHASE

     The final phase of the Cysive development process starts during the analysis phase when the project team evaluates and selects the best testing tools for a customer's system test. A three-step testing process begins with:

          - System Test and User Acceptance Planning: We detail the processes for conducting the system test, define how and when performance and stress testing will be conducted, detail reporting and tracking of software defects and outline test team member roles.
          - System Test: The system test requires completion of all milestones, integration and regression testing. The system test team works in conjunction with the development team to identify any defects in the software, make appropriate fixes and execute additional test cycles until all defects are eliminated.
          - User Acceptance Test/Pilot: The last step in the testing phase includes final testing of the software and release to a subset of the user community. The pilot process develops a core group of users to debug the system in its actual production environment and to help accelerate training when made available to a broader user community.
          - System Deployment: After final testing, we deploy the system and monitor its performance through feedback from future milestones of the project.

QUALITY ASSURANCE

     Cysive's strict quality assurance process mitigates risk and addresses critical issues as they arise to ensure that we deploy our customers' eBusiness systems successfully and on schedule. The mandatory process involves monthly two-day evaluations conducted by a senior level software engineer who serves as a supervisor to a project team. To distribute knowledge across our company and to help maintain objectivity within each project, we use a project manager from outside of a given project team to serve as the quality assurance supervisor who monitors and evaluates a project's development. This supervisor is responsible for a monthly review meeting and report focused on the scope, schedule and cost of the project. This senior level supervisor evaluates the status reports, assists in the resolution of technical problems and ensures adherence to the development process. In addition, the supervisor is responsible for continually assessing a customer's internal processes and helps to make objective, value-added recommendations to our customers. This process imposes a discipline to our projects that helps to shorten time-to-deployment cycles by as much as one to three months. In addition to ensuring a high quality

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deliverable, the quality assurance process helps to give our software engineers valuable project experience. By making every one of our senior software engineers responsible for quality assurance, the process facilitates the sharing of knowledge and helps us to maintain high levels of quality as we scale the business. In addition, throughout the quality assurance process, project documentation and data are continually fed into our knowledge base.

KNOWLEDGE MANAGEMENT

     We approach Cysive knowledge management in two important ways:

TECHNOLOGY GROUP

     Our technology group comprises four full-time software engineers who lead our efforts in research and development, training and information exchange. Members of the technology group serve as practice leaders for our software engineers in the latest technologies, languages, tools and environments. Accordingly, their primary job is to continually lead the evaluation of new products to identify best-of-breed technologies and disseminate this information throughout our company using the knowledge base. As a result of the resources we commit and the expertise of our technology team, our software engineers employ the latest proven software engineering tools, multi-tier architectures and frameworks. By pre-screening all of our tools and technologies, we are able to architect leading-edge systems and consistently deliver proven results on business-critical projects. In addition, while our technology group has industry leading experience in such technologies as XML, Java, C++, Internet application servers, Distributed Objects such as CORBA and DCom, and Relational and Object Database Management Systems, we spend significant resources on developing the next generation of technologies. For example, our technology group is currently researching emerging technologies such as Natural Language Processing and Model-Based Reasoning. In addition, our technology group is responsible for ongoing proficiency training and the certification testing for all of our software engineers.

KNOWLEDGE BASE

     Over the past two years, Cysive has spent significant resources building an extensive knowledge base. The knowledge base, which is accessible from remote locations via a secure corporate intranet, is the central repository for detailed information on every customer project Cysive has conducted. For each system being built, the knowledge base contains a project file detailing customer information, a description of the project including the requirements analysis, project plans, architecture designs and quality assurance reviews, and a list of the technology products utilized on the project. Finally, the knowledge base also contains relevant white papers, technical tips and technology articles that may be of interest to our software engineers.

     This knowledge base, which enables us to leverage and reapply our intellectual capital, is a critical resource for both our software engineers and management. Using the knowledge base's powerful search and display tools, users can quickly traverse information links to related information and documents. As a result, our software engineers can readily reference plans and specifications from prior projects. This real-time access to information enables our software engineers to condense the delivery time and to mitigate the potential problems of a project by identifying those techniques and products that have already been successfully employed in similar systems. In addition, the knowledge base is a powerful management tool. By providing information on project progress and customer needs, the knowledge base helps management prepare for customer meetings and project reviews.

     A key component of the knowledge base is the "technology pipeline," which is our repository of evaluations of technologies, tools and products. Prior to use on a customer project, all products are carefully evaluated. The technology pipeline contains reviews of over 115 products in 22 technology categories. While the technology pipeline is an invaluable resource for our software engineers, it is also an important method by which we conduct training and development. The evaluation process that we employ involves all of our software engineers. While between projects, our software engineers, under the direction

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of our technology team, work on one or more of the seven stages we have outlined in the evaluation of a product. Having our software engineers conduct these evaluations affords them the opportunity to continually work with a variety of new technologies. A product can then be used on a customer project once it has successfully completed all of the stages of the Cysive evaluation process. Initial implementation of new technologies are generally performed by the software engineers who were part of the technology's evaluation team. In this manner, we ensure that our customers receive both a proven technology and a team of software engineers with expertise to deliver that technology.

CULTURE

     We continue to build our corporate culture around a common set of values based on excellence, discipline and results. Our software engineers understand that we hire only very high caliber technical people because our customers demand a high level of execution. We believe we have instilled in our software engineers the sense of challenge as well as pride in having helped to build some of the most technically complex systems in today's eBusiness environment. By growing our business internally, we have been able to instill this value set to all of our professionals on an individual basis. Our culture contributes to our low attrition rate of less than 5%.

     While we focus on excellence and quality, we also foster and maintain a culture based on innovation, challenge and teamwork to attract and retain the level of software engineer we demand. In addition, we attempt to create an environment that promotes cooperative relationships and encourages teamwork. To ensure rapid deployment of our software engineers, we promote flexibility, speed and open communication. In addition, to ensure continued development of our technical staff, we place a high priority on training. We conduct training in a number of important ways by:

          - requiring time for training, so that our software engineers have the opportunity to assess and master emerging technologies;
          - mandating an initial two-week boot camp for new employees;
          - conducting two annual company meetings centered around technical themes;
          - sending our software engineers to conferences after which they are required to write white papers for internal distribution;
          - providing training in preparation for three levels of technical certification;
          - purchasing reference materials for our software engineers who in return write reviews of the materials; and
          - offering ongoing internal technology seminars.

RECRUITING

     Cysive's continued success and growth depends on our ability to attract and retain high caliber technical talent. We have a stringent recruiting process that ensures the technical capability of all of our hires. Given the importance of recruiting to our company, every professional within Cysive is dedicated to our recruiting efforts, from our six technical recruiting experts to our software engineers, management and sales and marketing staff.

     We target software engineers with extensive experience and demonstrated expertise working throughout the technology development lifecycle, from architecture and design through the development, testing and deployment of complex technical solutions. Only software engineers with this depth and range of technology expertise possess the skills required to architect and build eBusiness systems that integrate leading-edge Internet-based technologies with multiple back-end systems.

     We employ a seven-step hiring process. After initially seeking and identifying candidates who meet our rigorous standards, our recruiting experts conduct an initial phone interview with technical questions to screen for high caliber talent. Candidates then take an hour-long technical test, proceed to a project manager-level technical screen, face-to-face interviews with a regional director, project manager and software engineers and a discussion with a senior executive officer. We maintain a detailed candidate pipeline that tracks all steps of the process. The capability to analyze this data by skill level, years of
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experience, region, salary, source, recruiter, visa status and time-to-close allows us to constantly monitor and improve our recruiting efforts.

     To attract potential software engineers, we target multiple functional areas. We have a number of recruiting efforts aimed at the local, regional and national markets to help us identify the industry's most seasoned technical talent. Since January 1, 1999, we have built a reference database which is comprised of internal referrals from our software engineers and has accounted for 45% of our hires to date. We also research and identify companies and technical associations with suitable technical talent and employ advanced Internet search capabilities to identify potential candidates. Finally, we advertise in technical and trade periodicals that appeal to software engineers who are already employed or may be seeking jobs.

SALES AND MARKETING

     Our sales efforts are targeted at corporate customers who are investing significant resources on their eBusiness strategies and consequently require complex technology systems to meet the scale and growth of these strategies. We have a sales force of nine professionals who covers three geographic regions: east, central and west. In each region, we have a senior regional sales manager and a supporting team of account managers. By structuring our sales organization along geographic lines and separating account management from delivery, we are better able to capitalize on regional opportunities and provide higher levels of local account management and support to our customers. In working with our customers, we employ a collaborative sales approach that combines the business and technical knowledge of our salespeople and software engineers. While the account managers have responsibility for the business aspects of a customer relationship, they are also held accountable for project progress and delivery. As a result, they must work closely with the project teams to ensure the successful completion of all customer projects.

     Given our successful completion of several high profile eBusiness systems, many sales leads result from referrals. In addition, our sales force actively generates leads through a combination of direct mail, targeted events with industry thought leaders and cooperative marketing with industry partners. To augment our sales efforts, we also have a separate marketing effort comprised of three professionals. Cysive's marketing group focuses on two key objectives: (1) building brand recognition at a national level to drive business growth and support our recruiting efforts; and (2) developing and cultivating leads for the sales force amongst our target audience of chief executive officers, chief information officers and electronic commerce managers. To achieve these objectives, we employ a consistent communication strategy based on standards for our logo, corporate identity, visual elements and messages across all marketing channels. In addition, to enhance our brand reputation and credibility, we utilize:

          - a public relations program focused on building awareness and recognition through industry and business press, industry analysts and major industry forums;
          - a comprehensive Web site focused on customer case studies and testimonials;
          - national and regional advertising;
          - on-site marketing programs at customer projects to enhance visibility within the customer environment; and
          - seminars to increase the visibility of our executives and provide lead generation opportunities.

CUSTOMERS

     The following is a representative list of our customers for 1998 and the current year.

AT&T Corp.                              John Deere & Co., Inc.
CareerPath.com, Inc.                    Knight Ridder New Media
Cisco Systems, Inc.                     LeapIT.com
Classified Ventures, Inc./Cars.com      Medibuy, Inc.
DaimlerChrysler Corporation             Microstrategy, Inc.
Equifax Secure, Inc.                    Qualcomm, Inc.
First Union Corporation                 Sylvan Prometric
Fleet Bank                              UOP, Inc.
Hub Group, Inc.                         UUNET Technologies, Inc.

     In 1998, our five largest customers represented 65.3% of our revenues:
Cisco Systems, Inc., 19.6%; Classified Ventures, Inc./Cars.com, 18.0%; Sylvan Prometric, 12.5%; DaimlerChrysler Corporation, 8.5%; and First Union Corporation, 6.7%. For the six-month period ended June 30, 1999, our five largest customers represented 82.5% of our revenues: Sylvan Prometric, 35.1%; Classified Ventures, Inc./Cars.com, 15.2%; Equifax Secure, Inc., 13.4%; Cisco Systems, Inc., 10.2%; and UUNet Technologies, Inc. 8.6%. The volume of work that we perform for a specific customer is likely to vary from period to period, and a significant customer in one period may not use our services in a subsequent period. In addition, a failure to collect a large account receivable from any of these customers could significantly reduce our assets and adversely affect our business, financial condition and results of operations.

COMPETITION

     The eBusiness engineering market is intensely competitive and faces rapid technological change. We expect the competition to continue and intensify, which could result in price reductions, reduced profitability and loss of current or future customers. Our competitors fall into four major categories:

          - internal information technology departments of current and potential customers;
          - large information technology consulting services providers, such as Andersen Consulting LLP, Electronic Data Systems Corporation, International Business Machines Corporation and PricewaterhouseCoopers, LLC;
          - traditional information technology services providers, such as Sapient Corporation; and
          - Internet professional services providers, such as Proxicom, Inc., Scient Corporation and Viant Corporation.

     Many of our competitors have longer operating histories and customer relationships, greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customer needs. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, there are low barriers to entry into our business because the costs to provide information technology services are relatively low. We do not own any technologies that preclude or inhibit competitors from entering our industry. Therefore, we expect to continue to face additional competition from new entrants into our industry.

     We believe that the principal competitive factors in our business are:

          - leading-edge technical knowledge;
          - the reputation and experience of professionals delivering services;
          - customer value and service;
          - the success and reliability of the delivered system; and
          - the ability to attract and retain highly skilled, experienced professionals.

     We believe that we presently compete favorably with respect to each of these factors. The market for our services is evolving, however, and we may be unable to compete successfully in the future.

EMPLOYEES

     As of June 30, 1999, we had 89 employees, of whom 62 were software engineers. Of these 62 software engineers, 20, or 32.3%, are working in the United States under an H-1B visa. Moreover, all 20 of our software engineers who are working under H-1B visas have applied for permanent residency with the U.S. Immigration and Naturalization Service. We believe our relationship with our employees is good. None of our employees is represented by a union.

INTELLECTUAL PROPERTY RIGHTS

     Our proprietary knowledge base and other intellectual property rights that we develop for our customers are an integral part of our business. While ownership of custom work product is generally retained by the customer, we retain a royalty-free license to use some or all of the applications, processes and intellectual property developed in connection with customer projects. This information is accessible on our knowledge base only to our employees via our secure corporate intranet. We enter into confidentiality agreements with our employees, generally require that our software engineers and customers enter into similar agreements and limit access to and distribution of our knowledge base. In addition, we will enter into non-competition agreements with all of our key employees upon completion of this offering. The steps we have taken in this regard may not be adequate to deter misappropriation of our proprietary information, and we may be unable to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

FACILITIES

     Our principal headquarters is located in Reston, VA. The lease for our headquarters expires in June 2003. We also have offices in the metropolitan areas of Chicago, IL, San Jose, CA, Atlanta, GA and plan to open offices in the metropolitan areas of Los Angeles, CA and Dallas, TX. We do not own any real estate. We do not consider any specific leased location to be material to our operations and believe that equally suitable alternative locations are available in all areas where we currently do business.

LEGAL PROCEEDINGS

     We are not a party to any pending material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about each of our executive officers and directors.

                   NAME                     AGE                  POSITION(S)
------------------------------------------  ---   ------------------------------------------
Nelson A. Carbonell, Jr...................  36    Chairman of the Board, President, Chief
                                                  Executive Officer and Founder
John R. Lund..............................  37    Chief Financial Officer, Treasurer,
                                                  Secretary and Director
Michael E. Price..........................  51    Chief Technology Officer
Robert C. Rubinstein......................  58    Chief Operating Officer
Joseph M. Rymsza..........................  32    Vice President, Sales
John M. Saaty.............................  31    Vice President, Marketing
Penny J. Jobin............................  43    Director of Recruiting
Jon S. Korin..............................  45    Director
Eric J. Magleby...........................  38    Director and Founder
John M. Sabin.............................  44    Director

     Nelson A. Carbonell, Jr. founded Cysive and has served as President, Chief Executive Officer and Chairman of the board of directors since we commenced operations in 1994. From February 1991 until March 1994, Mr. Carbonell served as Director of Commercial Systems, Inc. at PRC, Inc., now a subsidiary of Litton Industries. PRC Inc. is a leading provider of information technology and systems-based solutions for the U.S. government and commercial customers. Mr. Carbonell serves on the Executive Committee of the Washington-Baltimore Young President's Organization. Mr. Carbonell received a B.S. in Electrical Engineering from George Washington University in 1985.

     John R. Lund has served as our Treasurer since December 1995, our Chief Financial Officer since April 1997 and our Secretary since April 1999. From December 1995 until April 1997, Mr. Lund served as our Vice President of Finance. From December 1994 until December 1995, Mr. Lund was Vice President of Finance for Public Sector, Inc., a subsidiary of PRC, Inc. From January 1992 until December 1994, Mr. Lund served as Director of Management Reporting and Budgets for PRC, Inc. Mr. Lund received a B.S. in Accounting from Brigham Young University in June 1986. Mr. Lund has been a director since April 1999.

     Michael E. Price has served as our Chief Technology Officer since November 1997. From October 1995 until November 1997, Mr. Price served as our Vice President of Technology. From October 1993 until October 1995, Mr. Price served as a member of the technical staff of MRJ Technology Solutions, a provider of information systems and engineering services primarily to the U.S. government.

     Robert C. Rubinstein has served as our Chief Operating Officer since July 1999. From March 1999 until July 1999, Mr. Rubinstein served as our Vice President of Consulting. From August 1997 until March 1999, Mr. Rubinstein served as Vice President of the Communication Operations and Maintenance Support Sector of MRJ Technology Solutions, managing their Computer & Communications Support and Communication Operations and Maintenance Support contracts. From August 1994 until August 1997, Mr. Rubinstein served as the Director of the Network Systems Division of MRJ and was responsible for government and commercial networking and enterprise application development. Mr. Rubinstein received a B.A. in Mathematics from California State University at Los Angeles in 1963.

     Joseph M. Rymsza has served as our Vice President of Sales since March 1998. From October 1991 until February 1998, Mr. Rymsza served in numerous domestic and international sales management capacities for Object Design, Inc., a developer of object-oriented databases. Mr. Rymsza received a B.S.E.E. in Electrical and Computer Engineering from the University of Notre Dame in 1989.

     John M. Saaty has served as our Vice President of Marketing since July 1999. From December 1998 until June 1999, Mr. Saaty served as our Director of Marketing. From August 1995 until November 1998, Mr. Saaty served as a brand manager for Intel Corp. responsible for microprocessor brand strategy and marketing, and as a product marketing manager for consumer desktop PCs. Mr. Saaty received a B.A. in English from Northwestern University in 1990 and an M.B.A. in Marketing from The Wharton School of the University of Pennsylvania in 1995.

     Penny J. Jobin has served as our Director of Recruiting since August 1995. From January 1993 until August 1995, Ms. Jobin served as Director of Technical Recruiting at Paul-Tittle Associates, an executive search firm in McLean, Virginia. Ms. Jobin received a B.S. in Business Administration from George Mason University in 1984.

     Jon S. Korin has served as a Director since April 1997. Mr. Korin has served as vice president of strategic development for PRC, Inc. since June 1993. He is a board member and past president of the National Capital chapter of the Association for Corporate Growth and a board member of the IT Services Division of the Information Technology Association of America. Mr. Korin received a B.S. from The Wharton School of the University of Pennsylvania in May 1976 and attended the New York University Graduate School of Business.

     Eric J. Magleby has served as a Director and an account manager since we commenced operations in 1994. From February 1994 until April 1999, Mr. Magleby was also our Executive Vice President. Prior to joining Cysive in 1993, Mr. Magleby worked in various sales and management positions at PRC, Inc. Mr. Magleby received a B.S. and M.S. from Brigham Young University in June 1985.

     John M. Sabin has served as a Director since April 1997. Mr. Sabin currently acts as a business consultant. From May 1998 until September 1999, Mr. Sabin served as Executive Vice President and Chief Financial Officer of Hudson Hotels Corporation. Hudson Hotels Corporation is public hotel ownership and management company. From February 1997 until May 1998, Mr. Sabin served as Senior Vice President and Treasurer of Vistana, Inc., a public company that owns, operates and develops time share resorts, and served as Chief Financial Officer of Vistana from February 1997 until November 1997. From June 1996 until February 1997, Mr. Sabin served as Vice President of Finance of Choice Hotels International, Inc., a public hotel franchisor, and served as Vice President of Mergers and Acquisitions from June 1995 to February 1997. From December 1993 until October 1996, he served as Vice President of Finance and Assistant Treasurer of Manor Care, Inc., the former parent of Choice Hotels International, Inc. Mr. Sabin is a Director and non-Executive Chairman of the Board of Competitive Technologies, Inc., a public technology licensing and transfer company. Mr. Sabin received his B.S., M.Acc. and M.B.A. degrees from Brigham Young University and a J.D. degree from the J. Reuben Clark Law School at Brigham Young University.

BOARD COMPOSITION

     We currently have five directors. Upon completion of this offering, the terms of office of the directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I director will be Mr. Carbonell, the Class II directors will be Messrs. Lund and Korin and the Class III directors will be Messrs. Sabin and Magleby. At each annual meeting of stockholders after the initial classification or special meeting held in place of an annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or similar special meeting. If the board of directors increases the number of directors, the newly created directorships will be distributed among the three classes such that each class of directors will, as nearly as possible, consist of one-third of the directors. This classification of our board of directors may delay or prevent changes in control or management of Cysive.

BOARD COMMITTEES

     Our board of directors has established an audit committee, a compensation committee and an executive committee. The audit committee assists the board of directors in fulfilling its responsibilities of ensuring that management maintains an adequate system of internal controls. The audit committee also: recommends an independent audit firm to audit financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent auditors; considers the adequacy of the internal accounting control procedures; and considers auditors' independence. The audit committee consists of Messrs. Sabin and Korin.

     The compensation committee determines the salaries and incentive compensation of Cysive's officers and provides recommendations for the salaries and incentive compensation of other employees and software engineers. The compensation committee also administers Cysive's various incentive compensation, stock and benefit plans. The compensation committee consists of Messrs. Sabin, Magleby and Korin.

     The executive committee determines the objectives and performance criteria of each member of Cysive's management team. The executive committee consists of Messrs. Carbonell and Lund.

DIRECTOR COMPENSATION

     Each non-employee director currently receives $1,000 of cash compensation and reimbursement for reasonable travel expenses for each board meeting attended. In addition, each director receives a stock option for the purchase of 10,000 shares of common stock for each year of service.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by our chief executive officer and all other executive officers whose salary and bonus for services rendered in all capacities for the year ended December 31, 1998 exceeded $100,000. We use the term "named executive officers" to refer to these people in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              -------------------
               NAME AND PRINCIPAL POSITION(S)                  SALARY     BONUS
------------------------------------------------------------  --------   --------
Nelson A. Carbonell, Jr., Chairman, President and Chief
  Executive Officer.........................................  $167,500   $143,422
John R. Lund, Chief Financial Officer.......................   118,077     58,144
Michael E. Price, Chief Technology Officer..................   118,221     58,144
Joseph M. Rymsza, Vice President, Sales (1).................   151,139     25,000

---------------
(1) Mr. Rymsza's salary includes sales commissions earned in the amount of $49,571.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options to each of our named executive officers during the year ended December 31, 1998. The percentages in the table below are based on options to purchase an aggregate of 686,000 shares of common stock, granted under our stock option plan in the year ended December 31, 1998 to our employees and directors. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10-year term. These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                                                  INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                  --------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                             ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION
                                  UNDERLYING    GRANTED TO                                FOR OPTION TERM
                                   OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION   ---------------------
              NAME                 GRANTED      FISCAL YEAR     PRICE        DATE         5%          10%
--------------------------------  ----------   -------------   --------   ----------   ---------   ---------
Nelson A. Carbonell, Jr.........        --            --           --           --           --          --
John R. Lund....................    39,450          5.8%        $3.11      1/19/08     $ 77,183    $195,598
                                    20,550          3.0%         1.87      1/19/08       24,155      61,212
Michael E. Price................    60,000          8.7%         3.11      1/19/08      117,389     297,488
Joseph M. Rymsza................   150,000         21.9%         3.11       3/1/08      293,474     743,720

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table presents summary information with respect to stock options owned by the named executive officers at December 31, 1998, and with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 1998. No options were exercised in 1998. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the values of unexercised in-the-money options shown below have been calculated on the basis of the assumed initial public offering price of
$     per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS AT                    OPTIONS AT
                                                      DECEMBER 31, 1998             DECEMBER 31, 1998
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------   -------------   -----------   -------------
Nelson A. Carbonell, Jr........................    550,000             --        $                   --
John R. Lund...................................     60,000         90,000                       $
Michael E. Price...............................     90,000         60,000
Joseph M. Rymsza...............................     50,000        100,000

STOCK PLANS

STOCK OPTIONS

     The 1994 Option Plan provides for the grant of restricted stock and other stock-based awards and stock options. 4,600,000 shares of common stock are authorized to be issued pursuant to the 1994 Option Plan, of which options to purchase 1,347,800 shares of common stock are available for grant under the 1994 Option Plan as of August 19, 1999. Options to purchase an aggregate of 2,652,200 shares of common stock at a weighted average exercise price of $2.83 per share were outstanding under the 1994 Option Plan as of August 19, 1999.

     The 1994 Option Plan will be amended and restated concurrently with the closing of this offering to permit the granting of options to purchase shares of common stock intended to qualify as incentive options under the Internal Revenue Code and options that do not qualify as incentive options. The exercise price of each non-qualified options will be determined by the compensation committee but may not be less than 85% of the fair market value of our common stock on the date of grant. For incentive options, the exercise price may not be less than 100% (110% in the case of certain stockholders) of the fair market value of our common stock on the date of grant.

     The term of each option will be fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

     The compensation committee may also award:

     - shares of common stock to participants. These stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified restricted period. If the performance goals and any other restrictions are not attained, the participant will forfeit his or her restricted shares. The purchase price of restricted shares of common stock will be determined by the committee.
     - deferred stock units, which are ultimately payable in the form of unrestricted shares of common stock. A deferred stock award may be conditioned or restricted in whatever manner the compensation committee may determine. These conditions and restrictions may include the achievement of performance goals and/or continued employment with us through a specified restricted period. If the performance goals and other restrictions are not attained, the participant will forfeit his or her deferred stock units. During the deferral period, the deferred stock units may be credited with dividend equivalent rights.
     - shares of common stock at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the stock option plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.
     - performance stock awards to participants entitling the participants to receive shares of common stock upon the achievement of performance goals and other conditions determined by the compensation committee.
     - dividend equivalent rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the stock option plan may be paid currently or be deemed to be reinvested in additional shares of common stock, and may accrue additional dividend equivalent rights after reinvestment at fair market value at the time of deemed reinvestment. Dividend equivalent rights may be settled in cash, common stock or a combination of cash and shares, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.
     - a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee. The compensation committee may approve the grant of these stock appreciation rights related or unrelated to stock options. Upon exercise of a stock appreciation right that is related to a stock option granted, the holder of the related option will surrender the option for the number of shares as to which the stock appreciation right is exercised and will receive payment of an amount computed as provided in the stock appreciation right award. Generally, a stock appreciation right granted in connection with a stock option will be exercisable at the time or times, and only to the extent that, the related stock option is exercisable, and will not be transferable except to the extent that the related option may be transferable.

PERFORMANCE AND ANNUAL INCENTIVE AWARDS

     Our stock option plan authorizes the compensation committee to grant multi-year and annual incentive awards based upon achievement of pre-established performance goals, including awards that qualify as "performance-based compensation" for purposes of the Internal Revenue Code. The grant, exercise and/or settlement of a performance award may be made contingent upon achievement of pre-established performance goals. Achievement of performance goals will be measured over a performance period of up to 10 years, as specified by the committee.

     The amount of an incentive award is based upon the achievement of a performance goal or goals based upon business criteria during a given performance period specified by the committee. The committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria.

OTHER STOCK-BASED AWARDS

     The committee is authorized to grant to participants other awards that may be based on or related to our common stock, including:

     - convertible or exchangeable debt securities;
     - other rights convertible or exchangeable into shares;
     - purchase rights for shares;
     - incentive awards with value and payment contingent upon performance; and
     - incentive awards valued by reference to the performance of specified subsidiaries or business units.

1999 EMPLOYEE STOCK PURCHASE PLAN

     The Cysive, Inc. 1999 Employee Stock Purchase Plan will permit eligible employees to purchase shares of common stock at a discount. All Cysive employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in this plan, provided that any employee who would own 5% or more of the total combined voting power or value of Cysive's stock immediately after any grant is not eligible to participate. During purchase periods, we will withhold amounts through payroll deductions for eligible employees who elect to participate in this plan. At the end of each purchase period, we will use accumulated payroll deductions to purchase stock at a price equal to no less than 85% of the market price on the first or last business day of each offering period on behalf of our eligible employees who are participating in the plan. We have reserved 4,600,000 shares of common stock for issuance under this plan.

401(K) PLAN

     We sponsor the Cysive 401(k) Profit Sharing Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. Employees who are at least 21 years old are generally eligible to participate and may enter the Plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We make matching contributions to the plan equal to 100% of the first 6% of a participant's contribution. Each participant is vested in our contributions and the corresponding investment earnings after three years of service. Contributions by the participants or Cysive to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

                             PRINCIPAL STOCKHOLDERS

     The following shows the number and percentage of outstanding shares of our common stock that were owned as of August 19, 1999 and as adjusted to reflect the sale of common stock in this offering by:

     - each person known by us to own beneficially more than 5% of the common stock
     - each director, director nominee and named executive officer; and
     - all directors and executive officers as a group.

     Unless indicated otherwise below, the address for each listed director and officer is Cysive, Inc., 11480 Sunset Hills Road, Suite 200E, Reston, VA 20190. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The total number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of August 19, 1999 but excludes shares of common stock underlying options held by any other person.

                                                            NUMBER OF SHARES OF
                                                               COMMON STOCK        PERCENTAGE OWNED
                                                            BENEFICIALLY OWNED    -------------------
                                                               PRIOR TO AND       PRIOR TO    AFTER
                           NAME                               AFTER OFFERING      OFFERING   OFFERING
----------------------------------------------------------  -------------------   --------   --------
Nelson A. Carbonell, Jr. (1)..............................       3,083,382          74.4%        %
Eric J. Magleby (2).......................................       1,050,000          29.1%
John R. Lund (3)..........................................         140,000           3.7%
Michael E. Price (4)......................................         105,000           2.8%
Joseph M. Rymsza (5)......................................          75,000           2.0%       *
John M. Sabin (6).........................................          16,000             *        *
Jon S. Korin (7)..........................................          15,000             *        *
                                                                ----------
All executive officers and directors as a group (7
  persons) (8)............................................       4,484,382          99.8%
                                                                ==========

---------------
 *  Less than 1% of the outstanding common stock.

(1) Includes 2,550,000 shares of our common stock owned in joint tenancy by Mr. Carbonell and his wife, Michele Carbonell. Also includes 533,382 shares of common stock issuable upon the exercise of Mr. Carbonell's currently exercisable options.

(2) Represents 1,050,000 shares of our common stock owned in joint tenancy by Mr. Magleby and his wife, Monette Magleby.

(3) Represents 140,000 shares of common stock issuable upon exercise of currently exercisable options.

(4) Represents 105,000 shares of common stock issuable upon exercise of currently exercisable options.

(5) Represents 75,000 shares of common stock issuable upon exercise of currently exercisable options.

(6) Includes 15,000 shares of common stock issuable upon exercise of currently exercisable options.

(7) Represents 15,000 shares of common stock issuable upon exercise of currently exercisable options.

(8) Includes 883,382 shares of common stock issuable upon exercise of currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

     We founded our company as a Virginia corporation. We will reorganize as a Delaware corporation concurrently with the closing of this offering. The following summary description of our capital stock is based on the provisions of the certificate of incorporation and bylaws that we will adopt when this offering closes and the applicable provisions of the Delaware General Corporation Law.

GENERAL

     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. We do not have any outstanding shares of preferred stock.

     As of August 19, 1999, there were 3,612,000 shares of common stock outstanding held by five stockholders of record. Based on the number of shares outstanding on August 19, 1999, following this offering we will have outstanding shares of common stock. In addition, as of August 19, 1999, there were outstanding stock options for the purchase of a total of 2,652,200 shares of common stock at a weighted average exercise price of $2.83 per share.

COMMON STOCK

     We are authorized to issue 75,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, after the payment of liquidation preferences to holders of preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     Our certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Following completion of this offering, no shares of preferred stock will be outstanding. Our board of directors will be authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences and to fix the number of shares constituting any series and the designations of these series.

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control of Cysive. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our bylaws includes the right to be paid expenses in advance of the final disposition of a proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

ANTI-TAKEOVER PROVISIONS

GENERAL

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of and the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of Cysive other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire Cysive or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of common stock held by stockholders.

CLASSIFIED BOARD

     Our certificate of incorporation provides for the division of our board of directors into three classes of directors serving staggered three-year terms. Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of our entire board of directors are necessary for the alteration, amendment or repeal of sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for such amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

REMOVAL OF DIRECTORS; VACANCIES

     Our certificate of incorporation provides that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

     Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as background information regarding any director nominee, together with that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days following the day on which public announcement of the special meeting is made, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

     - may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

     - may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Cysive, even if the conduct of this solicitation or the attempt to obtain control might be beneficial to Cysive and our stockholders.

SPECIAL STOCKHOLDERS' MEETINGS

     Under our certificate of incorporation and bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

     - by the board of directors, the chairperson, the chief executive officer or the president; or

     - by the holders of at least a majority of the securities of Cysive outstanding and entitled to vote generally in the election of directors.

LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our certificate of incorporation and bylaws also provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes of each class or series that would be necessary to authorize or take the action at a meeting at which all shares of each class or series entitled to vote were present and voted.

SECTION 203 OF DELAWARE LAW

     In addition to the foregoing provisions of our certificate of incorporation and bylaws, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of Cysive or reducing the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .

LISTING

     We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "CYSV."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price. Upon completion of
this offering, we will have outstanding an aggregate of      shares of our
common stock, assuming no exercise of the underwriters over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" of Cysive as that term is defined in Rule 144 under the Securities Act.

     The remaining 3,612,000 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Securities Act Rule 144 or 701. We summarize these two rules below. The provisions of Rules 144 and 701 provide that the restricted securities will be available for sale in the public market on the date which is one year from the date they were issued, subject to the volume limitations and other conditions of Rule 144.

RULE 144

     Under Rule 144, 3,001,000 shares of common stock will be freely tradable 90 days after this offering closes. All of these shares of common stock will be subject to lock-up agreements. In general, under Rule 144, beginning 90 days after the closing of this offering, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Cysive.

     Under Rule 144(k), 11,000 shares of common stock will be freely tradable after this offering closes. None of these shares of common stock will be subject to lock-up agreements. Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "Rule 144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     As of August 19, 1999, a total of 1,809,128 shares of common stock had been issued or were issuable upon the exercise of options. All of these shares, subject to option vesting, will be eligible for sale in reliance on Rule 701 beginning 90 days after the closing of this offering. Of these shares of common stock, 1,483,382 will be subject to lock-up agreements. In general, under Rule 701 as currently in effect, any of our employees who have purchased shares from us in connection with a compensatory plan or other agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

     As soon as practicable after this offering, we intend to file a registration statement under the Securities Act covering 4,000,000 shares of common stock reserved for issuance under our stock plans. As of August 19, 1999, options to purchase 2,652,200 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

LOCK-UP AGREEMENTS

     All of Cysive's officers and directors, and several of its stockholders,
who will beneficially own an aggregate of           shares of common stock after
this offering closes, will sign lock-up agreements with the underwriters under which they agreed, among other things, not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Thomas Weisel Partners LLC. This consent may be given at any time without public notice.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC, First Union Capital Markets Corp. and Friedman, Billings, Ramsey & Co., Inc., has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                            NUMBER OF
                       UNDERWRITER                           SHARES
----------------------------------------------------------  ---------
Thomas Weisel Partners LLC................................
First Union Capital Markets Corp..........................
Friedman, Billings, Ramsey & Co., Inc.....................
          Total...........................................

     The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, such as approval of legal matters by counsel. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the shares of common stock listed above if any are purchased.

     The underwriting agreement provides that we will indemnity the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933, as amended, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

OVER-ALLOTMENT OPTION

     We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of             additional shares of common stock at
the public offering price less the underwriting discount and commissions as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective purchase commitments set forth in the above table.

COMMISSIONS AND DISCOUNTS

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at such price less a concession not in excess of $     per share
of common stock to other dealers specified in a master agreement among underwriters that are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may reallow, concessions not
in excess of $     per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

     This table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discount and commissions...................
Expenses................................................

     The underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

RESERVED SHARES

     The underwriters, at our request, have reserved for sale at the initial
public offering price up to      shares of common stock to be sold in the
offering for sale to persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in the offering.

NO SALES OF SIMILAR SECURITIES

     All of our officers and directors, and several of our stockholders and option holders, have agreed that they will not offer, sell, agree to sell (directly or indirectly) or otherwise dispose of any shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of our capital stock, except for the shares of common stock being offered and the shares of common stock issuable upon the exercise of options and warrants outstanding on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

     Thomas Weisel Partners, LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 58 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

     Prior to this offering, there has been no public market of the common stock. The initial offering price will be determined by negotiations between us and the representatives of the underwriters. Some of the factors to be considered in these negotiations will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for listing of the common stock on the Nasdaq National Market under the symbol "CYSV." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

MARKET STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In order to facilitate this offering, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Under these penalty bids, selling concessions that are allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, usually in order to stabilize the market. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. These transactions may be affected on the Nasdaq National Market or otherwise and may be discontinued at any time after they are commenced.

                             VALIDITY OF THE SHARES

     Hogan & Hartson L.L.P., Washington, D.C., will pass upon the validity of the issuance of the common stock being offered. Hale and Dorr LLP, Washington, D.C., will pass upon selected legal matters in connection with this offering for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we make reference are not necessarily complete. In each instance, we make reference to the copy of such contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by this reference. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You may obtain copies of all or any part of the Registration Statement from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission.

                                  CYSIVE, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

Board of Directors
Cysive, Inc.

     We have audited the accompanying balance sheets of Cysive, Inc. (formerly Alta Software, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cysive, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Vienna, Virginia
January 14, 1999, except for
Note 11, as to which
the date is August 19, 1999.

                                  CYSIVE, INC.
                                 BALANCE SHEETS
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

                                                     DECEMBER 31,                 JUNE 30,
                                                -----------------------   ------------------------
                                                                                          1999
                                                   1997         1998         1999       PRO FORMA
                                                ----------   ----------   ----------   -----------
                                                                                        (NOTE 2)
Assets
  Current assets:
     Cash and cash equivalents................  $  690,283   $  611,654   $  869,244   $  869,244
     Accounts receivable, less allowance of
       $150,000, $160,000 and $506,000 at
       December 31, 1997 and 1998 and the six
       months ended June 30, 1999,
       respectively...........................   1,438,082    2,070,196    4,058,091    4,058,091
     Prepaid expenses and other assets........      27,343      112,095      242,742      242,742
                                                ----------   ----------   ----------   ----------
          Total current assets................   2,155,708    2,793,945    5,170,077    5,170,077
  Furniture, fixtures and equipment, net......     257,433      338,452      426,240      426,240
  Deferred income taxes.......................          --           --           --      566,000
  Other assets................................       8,022       30,190      196,056      196,056
                                                ----------   ----------   ----------   ----------
          Total assets........................  $2,421,163   $3,162,587   $5,792,373   $6,358,373
                                                ==========   ==========   ==========   ==========
Liabilities and stockholders' equity
  Current liabilities:
     Accounts payable.........................  $   15,044   $   27,219   $  150,950   $  150,950
     Accrued liabilities......................     192,485      616,715    1,655,524    1,655,524
     Income taxes payable.....................          --           --           --      915,000
                                                ----------   ----------   ----------   ----------
          Total current liabilities...........     207,529      643,934    1,806,474    2,721,474
  Commitments.................................          --           --           --           --
  Stockholders' equity:
     Preferred stock, $1.00 par value,
       1,000,000 shares authorized, no shares
       issued or outstanding..................          --           --           --           --
     Common stock, $0.01 par value, 75,000,000
       shares authorized; 3,012,000, 3,012,000
       and 3,612,000 issued and outstanding at
       December 31, 1997 and 1998 and June 30,
       1999, respectively.....................      30,120       30,120       36,120       36,120
     Additional paid-in capital...............     179,564      176,635    2,079,850    2,079,850
     Deferred stock compensation..............    (177,987)    (105,829)    (118,602)    (118,602)
     Retained earnings........................   2,181,937    2,417,727    1,988,531    1,639,531
                                                ----------   ----------   ----------   ----------
          Total stockholders' equity..........   2,213,634    2,518,653    3,985,899    3,636,899
                                                ----------   ----------   ----------   ----------
          Total liabilities and stockholders'
            equity............................  $2,421,163   $3,162,587   $5,792,373   $6,358,373
                                                ==========   ==========   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                                  CYSIVE, INC.
                            STATEMENTS OF OPERATIONS
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

                                           YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                     ------------------------------------   -------------------------
                                        1996         1997         1998         1998          1999
                                     ----------   ----------   ----------   -----------   -----------
Revenues...........................  $5,556,676   $7,711,138   $9,141,966   $3,193,186    $9,423,910
  Direct costs.....................   2,055,541    2,798,005    3,741,559    1,808,886     3,473,020
                                     ----------   ----------   ----------   ----------    ----------
Gross profit.......................   3,501,135    4,913,133    5,400,407    1,384,300     5,950,890
Operating expenses:
  General and administrative.......   2,009,553    2,753,812    2,725,290    1,009,122     2,574,201
  Sales and marketing..............     232,118      760,572    1,823,983      671,884     1,720,173
  Stock compensation...............          --           --       69,229           --       798,442
                                     ----------   ----------   ----------   ----------    ----------
          Total operating
            expenses...............   2,241,671    3,514,384    4,618,502    1,681,006     5,092,816
                                     ----------   ----------   ----------   ----------    ----------
Operating income (loss)............   1,259,464    1,398,749      781,905     (296,706)      858,074
Other income, net..................      17,373       23,543       14,080       15,185        24,840
                                     ----------   ----------   ----------   ----------    ----------
Net income (loss)..................  $1,276,837   $1,422,292   $  795,985   $ (281,521)   $  882,914
                                     ==========   ==========   ==========   ==========    ==========
Basic earnings (loss) per share....       $0.42        $0.47        $0.26        $(0.09)        $0.24
Weighted average shares
  outstanding......................   3,012,000    3,012,000    3,012,000    3,012,000     3,612,000
Diluted earnings (loss) per
  share............................       $0.38        $0.41        $0.23        $(0.09)        $0.21
Weighted average shares and common
  stock equivalents................   3,320,797    3,449,129    3,508,167    3,012,000     4,304,937
Pro forma diluted earnings per
  share............................                                 $0.13                       $0.12
Pro forma weighted average shares
  and common stock equivalents.....                             3,508,167                  4,304,937

    The accompanying notes are an integral part of the financial statements.

                                  CYSIVE, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

                                       COMMON STOCK       ADDITIONAL     DEFERRED
                                   --------------------    PAID-IN        STOCK        RETAINED
                                     SHARES     AMOUNT     CAPITAL     COMPENSATION    EARNINGS      TOTAL
                                   ----------   -------   ----------   ------------   ----------   ----------
Balance at December 31, 1995.....   3,012,000   $30,120   $    1,577    $      --     $  805,505   $  837,202
Stockholder distribution.........          --        --           --           --       (636,224)    (636,224)
Net income.......................          --        --           --           --      1,276,837    1,276,837
                                   ----------   -------   ----------    ---------     ----------   ----------
Balance at December 31, 1996.....   3,012,000    30,120        1,577           --      1,446,118    1,477,815
Stockholder distribution.........          --        --           --           --       (686,473)    (686,473)
Deferred stock compensation......          --        --      177,987     (177,987)            --           --
Net income.......................          --        --           --           --      1,422,292    1,422,292
                                   ----------   -------   ----------    ---------     ----------   ----------
Balance at December 31, 1997.....   3,012,000    30,120      179,564     (177,987)     2,181,937    2,213,634
Stockholder distribution.........          --        --           --           --       (560,195)    (560,195)
Issuance of compensatory stock
  options........................          --        --       41,329           --             --       41,329
Deferred stock compensation......          --        --      (44,258)      72,158             --       27,900
Net income.......................          --        --           --           --        795,985      795,985
                                   ----------   -------   ----------    ---------     ----------   ----------
Balance at December 31, 1998.....   3,012,000    30,120      176,635     (105,829)     2,417,727    2,518,653
Stockholder distribution.........          --        --           --           --     (1,312,110)  (1,312,110)
Common stock issued upon exercise
  of options.....................     600,000     6,000    1,092,000           --             --    1,098,000
Issuance of compensatory stock
  options........................          --        --      785,733           --             --      785,733
Deferred stock compensation......          --        --       25,482      (12,773)            --       12,709
Net income.......................          --        --           --           --        882,914      882,914
                                   ----------   -------   ----------    ---------     ----------   ----------
Balance at June 30, 1999.........   3,612,000   $36,120   $2,079,850    $(118,602)    $1,988,531   $3,985,899
                                   ==========   =======   ==========    =========     ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                                  CYSIVE, INC.

                            STATEMENTS OF CASH FLOWS
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

                                                                                       SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                 JUNE 30,
                                            -------------------------------------   -----------------------
                                               1996         1997         1998         1998         1999
                                            ----------   ----------   -----------   ---------   -----------
Cash flows from operating activities:
Net income (loss).........................  $1,276,837   $1,422,292   $   795,985   $(281,521)  $   882,914
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Depreciation............................      87,967      144,763       163,816      79,895        83,461
  Amortization............................      44,444      115,555         3,712          --        10,839
  Stock compensation......................          --           --        69,229          --       798,442
  Loss on sale of furniture, fixtures and
    equipment, net........................          --           --           664          --         4,782
  Provision for doubtful accounts.........          --      150,000        10,000          --       345,628
  Changes in assets and liabilities:
    Accounts receivable...................    (305,356)    (754,038)     (642,114)    304,258    (2,333,523)
    Prepaid expenses and other assets.....      (9,533)     (10,156)     (106,920)    (29,482)     (296,513)
    Accounts payable......................      18,241       (4,026)       12,175      35,638       123,731
    Accrued liabilities...................     (35,466)     (63,477)      424,230     207,921     1,038,809
                                            ----------   ----------   -----------   ---------   -----------
Net cash provided by operating
  activities..............................   1,077,134    1,000,913       730,777     316,709       658,570
Cash flows from investing activities:
  Capital expenditures....................    (278,855)     (80,011)     (249,211)    (79,619)     (186,870)
                                            ----------   ----------   -----------   ---------   -----------
Net cash used in investing activities.....    (278,855)     (80,011)     (249,211)    (79,619)     (186,870)
Cash flows from financing activities:
  Stockholder distributions...............    (636,224)    (686,473)     (560,195)   (424,052)     (214,110)
  Advances under line of credit...........          --           --     1,523,777          --            --
  Repayments of line of credit............          --           --    (1,523,777)         --            --
                                            ----------   ----------   -----------   ---------   -----------
Net cash used in financing activities.....    (636,224)    (686,473)     (560,195)   (424,052)     (214,110)
Increase (decrease) in cash and cash
  equivalents.............................     162,055      234,429       (78,629)   (186,962)      257,590
Cash and cash equivalents at beginning of
  period..................................     293,799      455,854       690,283     690,283       611,654
                                            ----------   ----------   -----------   ---------   -----------
Cash and cash equivalents at end of
  period..................................  $  455,854   $  690,283   $   611,654   $ 503,321   $   869,244
                                            ==========   ==========   ===========   =========   ===========

    The accompanying notes are an integral part of the financial statements.

                                  CYSIVE, INC.
                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                 IS UNAUDITED)

NOTE 1 -- ORGANIZATION

     Cysive, Inc. (formerly Alta Software, Inc.) (the "Company" or "Cysive") is a leading software engineering firm that designs and builds complex, highly customized architectures and systems necessary to support large scale eBusinesses. Since commencing operations in 1994, Cysive has built business-critical architectures using core Internet technologies. These architectures automate business processes and provide the technology infrastructure necessary for high levels of customer interactivity, 24/7 reliability and significant scalability required to support large scale eBusinesses. The Company operates in one business segment.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company derives substantially all of its revenues from time and materials contracts. On these contracts, revenues are computed by multiplying the number of project personnel hours expended in the performance of the contract by the contract billing rates plus other directly billable costs. Reserves for possible losses on contracts, if any, are recognized in full when determined. Any prepayments by clients are recorded as deferred revenue and are recognized as services are provided.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The cash is held by a financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses which, historically, have been within management's expectations. The carrying amount of the receivables approximates their fair value.

FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment are stated at historical cost, net of accumulated depreciation and amortization. Repairs and maintenance are charged to operations as incurred, while significant improvements are capitalized. Furniture, fixtures and equipment are depreciated or amortized over their estimated useful life, on the straight-line basis, using the following useful lives:

Computers and related equipment                 Three years
Software                                        Three years
Furniture                                       Five years
Leasehold Improvements                          Shorter of lease term or useful
                                                life

INCOME TAXES

     The Company and its shareholders have elected to be treated as an S corporation under the Internal Revenue Code. Under the provisions of the tax code, the Company's shareholders include their pro rata share of the Company's income in their personal income tax returns. Accordingly, the Company was not subject to federal and most state income taxes during the historical periods presented. The Company currently anticipates completing an initial public offering of its common stock in 1999 (see Note 11), which will result in the termination of the Company's S corporation status. At that time, the Company will convert to a C corporation and will begin accounting for income taxes under the liability method. As of December 31, 1998 and June 30, 1999, the difference between the tax bases and the reported amounts of the Company's assets and liabilities was $773,000 and $1,514,000, respectively.

     The Company intends to distribute to stockholders of record immediately prior to the offering, on a pro rata basis, the undistributed balance of cumulative income taxed or taxable to these stockholders.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. The Company has made pro forma disclosures required by Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock Based Compensation" using the fair value method.

COMPUTATION OF HISTORICAL EARNINGS PER SHARE

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options.

SIGNIFICANT CUSTOMERS

     For the year ended December 31, 1996, three customers individually represented 65%, 27% and 4% of the Company's revenues. For the year ended December 31, 1997, three customers individually represented 50%, 17% and 10% of the Company's revenues. For the year ended December 31, 1998, three customers individually represented 20%, 18% and 13% of the Company's revenues. For the six months ended June 30, 1999, three customers individually represented 35%, 15% and 13% of the Company's revenues.

ADVERTISING COSTS

     All advertising and promotion costs are expensed as incurred. During the years ended December 31, 1996, 1997 and 1998, the Company expensed $40,000, $88,000 and $194,000, respectively, as advertising costs.

RECLASSIFICATIONS

     Certain amounts in the prior years financial statements have been reclassified to conform to the current year presentation.

NOTE 3 -- UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial information of the Company for the six months ended June 30, 1998 and 1999 included herein has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles for complete financial statements have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1998 and 1999, and the results of its operations and its cash flows for the six months ended June 30, 1998 and 1999. Results of operations for the interim period ended June 30, 1999 are not necessarily indicative of the results expected for the full year.

NOTE 4 -- FURNITURE, FIXTURES AND EQUIPMENT

     Major classes of furniture, fixtures and equipment consist of the following:

                                                         DECEMBER 31,
                                                     ---------------------    JUNE 30,
                                                       1997        1998         1999
                                                     ---------   ---------   -----------
Computers and related equipment....................  $ 402,888   $ 547,130    $ 515,723
Software...........................................         --      64,412       66,668
Furniture..........................................     62,493      99,636      205,143
Leasehold improvements.............................     44,417      44,417       78,008
                                                     ---------   ---------    ---------
                                                       509,798     755,595      865,542
Less accumulated depreciation and amortization.....   (252,365)   (417,143)    (439,302)
                                                     ---------   ---------    ---------
                                                     $ 257,433   $ 338,452    $ 426,240
                                                     =========   =========    =========

NOTE 5 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                         DECEMBER 31,
                                                      -------------------     JUNE 30,
                                                        1997       1998         1999
                                                      --------   --------   ------------
Payroll and payroll taxes...........................  $122,097   $295,816    $  346,199
Bonuses.............................................        --    141,496       907,694
Vacation............................................    52,584     96,798       179,858
Deferred revenue....................................        --     69,477         5,976
Other...............................................    17,804     13,128       215,797
                                                      --------   --------    ----------
                                                      $192,485   $616,715    $1,655,524
                                                      ========   ========    ==========

NOTE 6 -- LINE OF CREDIT

     In June 1998, the Company entered into a line of credit with a financial institution from which the Company may draw up to $1,000,000. In March 1999, the Company increased the amount available for withdrawal to $1,500,000. The line of credit expires in September 1999. Interest accrues on outstanding balances at the 30-day commercial paper rate as quoted in the Wall Street Journal, plus 2.9% per annum. The line of credit is secured by all assets of the Company. At December 31, 1997 and 1998 and June 30, 1999, there were no outstanding borrowings. Commitment fees of 0.25% paid on the unused line of credit during 1998 and 1999 were not material.

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan (the "Plan") in which employees are eligible to participate beginning on the first day of the quarter subsequent to their hire date and attaining age 21. The Plan allows employees to contribute up to 15% of their bi-weekly compensation, subject to the statutory limitations. The Company matches employee contributions up to the first six percent of each participant's bi-weekly compensation, subject to statutory limitations. The Company contributions to the Plan are discretionary as authorized by the Board of Directors. Expense reflected in the statements of operations relating to the Plan was $155,000, $210,000 and $207,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 8 -- STOCKHOLDERS' EQUITY

EQUITY TRANSACTION

     In January 1999, two employees and stockholders of the Company exercised options for the purchase of 600,000 shares for $1,098,000, which was funded through a distribution in the same amount to the stockholders.

STOCK OPTIONS

     In December 1994, the Company established a stock option plan (the "1994 Option Plan") under which 1,000,000 shares of common stock were reserved for issuance upon exercise of options granted to employees, officers and directors of the Company. The Board of Directors increased the number of shares available under the plan to 2,000,000 in November 1995, to 3,000,000 in April 1997 and subsequently to 4,600,000 in April 1999. The price for the incentive stock options is to be not less than the fair market value at the date of grant as determined by the Board of Directors. The 1994 Option Plan provides for incentive, non-qualified and restricted stock options. Non-employees are not eligible for incentive stock options.

     In July 1997, the Company issued non-qualified options to purchase an aggregate of 143,538 shares to certain Company directors and an employee (the "Employee") at an exercise price of $1.87 per share which was considered to be below fair market value at the time of the option grants. Accordingly, the Company recorded deferred stock compensation of $177,987. In March 1998, the Company issued non-qualified options to purchase an aggregate of 17,846 shares to a certain officer at an exercise price of $1.87 per share which was considered to be below fair market value at the time of the option grant. The Company recorded deferred stock compensation of $22,129. In June 1998, the Employee left the Company and $66,387 was reversed from deferred stock compensation since no options had vested. In June 1998, the Company also amortized $27,900 to expense to reflect the 25% vested portion of the deferred stock compensation.

     In April 1999, the Company issued fully vested incentive stock options to purchase an aggregate of 145,772 shares and fully vested non-qualified options to purchase an aggregate of 504,228 shares at exercise prices of $3.77 and $2.06 per share (each of which was considered to be below fair market value), respectively. In accordance with APB 25, the Company recorded $798,442 in compensation expense.

     Options granted under this plan expire no more than five years from the date of grant for 10% stockholders and ten years from the date of grant for all other recipients. Except as otherwise noted above, options granted through April 19, 1999 under this plan vest in accordance with the following schedule: one year from the date of the grant, 25%, two years from the date of the grant, 25%, and three years from the date of the grant, the remaining 50%. Options granted subsequent to April 19, 1999 vest 25% per year for four years.

     The Company has reserved 4,600,000 shares of common stock issuable upon exercise of options granted under the 1994 Option Plan, of which options to purchase 1,493,800 shares of common stock are available for grant under the 1994 Option Plan as of June 30, 1999.

     The Company adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized related to options granted at fair value during 1996, 1997 and 1998.

     Common stock option activity was as follows:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                             NUMBER OF          EXERCISE
                                                               SHARES            PRICE
                                                             ----------         --------
Outstanding at December 31, 1995...........................     917,500          $1.77
  Granted..................................................     280,500           2.69
  Exercised................................................          --             --
  Cancelled or expired.....................................     (32,000)          2.30
                                                             ----------
Outstanding at December 31, 1996...........................   1,166,000           1.98
  Granted..................................................     384,500           2.65
  Exercised................................................          --             --
  Cancelled or expired.....................................    (122,250)          1.97
                                                             ----------
Outstanding at December 31, 1997...........................   1,428,250           2.16
  Granted..................................................     686,000           3.18
  Exercised................................................          --             --
  Cancelled or expired.....................................    (180,250)          2.72
                                                             ----------
Outstanding at December 31, 1998...........................   1,934,000           2.47
  Granted..................................................   1,201,200           2.79
  Exercised................................................    (600,000)          1.83
  Cancelled or expired.....................................     (29,000)          3.14
                                                             ----------
Outstanding at June 30, 1999...............................   2,506,200           2.75
                                                             ==========
Exercisable at June 30, 1999                                  1,182,178          $1.20

     The following table summarizes information regarding stock options outstanding at December 31, 1998:

                                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                            -------------------------              ----------------------
                                                            AVERAGE     WEIGHTED                 WEIGHTED
                                                           REMAINING    AVERAGE                  AVERAGE
                                              NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
         RANGE OF EXERCISE PRICES           OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
------------------------------------------  -----------   -----------   --------   -----------   --------
$0.00 -- $2.00............................     930,506        3.5        $1.80       838,000      $1.79
$2.01 -- $3.43............................   1,003,494        8.8         3.09       146,125       2.78
                                             ---------                               -------
$0.00 -- $3.43............................   1,934,000        6.3        $2.47       984,125      $1.93
                                             =========                               =======

     Had compensation expense related to the stock option plans been determined based on the fair value at the grant date for options granted in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's pro forma net income and earnings per share would have been as follows:

                                                                               SIX MONTHS
                                               YEAR ENDED DECEMBER 31,           ENDED
                                          ----------------------------------    JUNE 30,
                                             1996         1997        1998        1999
                                          ----------   ----------   --------   ----------
Net income -- pro forma.................  $1,208,157   $1,279,562   $552,470    $701,142
                                          ==========   ==========   ========    ========
Pro forma earnings per common share.....       $0.40        $0.43      $0.18       $0.19
Pro forma earnings per common share --
  assuming dilution.....................       $0.36        $0.37      $0.16       $0.16

     The effect of applying SFAS No. 123 on 1996, 1997 and 1998 pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: volatility of 0%; dividend yield of 0%; expected life of the option term of three, four and five years, respectively; and risk-free interest rate of 6.5%. The weighted average fair values of the options granted in 1996 with a stock price equal to the exercise price is $0.48 per share. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price and with a stock price greater than the exercise price are $0.55 and $1.57 per share, respectively. The weighted average fair value of the options granted during the six months ended June 30, 1999 with a stock price equal to the exercise price and with a stock price greater than the exercise price are $0.94 and $1.81 per share, respectively.

NOTE 9 -- EARNINGS (LOSS) PER SHARE

     The following table summarizes the computation of basic and diluted earnings (loss) per share for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999:

                                          YEARS ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                    ------------------------------------   -------------------------
                                       1996         1997         1998         1998          1999
                                    ----------   ----------   ----------   -----------   -----------
Numerator:
Net income (loss).................  $1,276,837   $1,422,292     $795,985    $(281,521)      $882,914
                                    ==========   ==========   ==========   ==========    ===========
Denominator:
  Weighted average shares.........   3,012,000    3,012,000    3,012,000    3,012,000      3,612,000
  Weighted average effect of
     common stocks equivalents....     308,797      437,129      496,167           --*       692,937
                                    ----------   ----------   ----------   ----------    -----------
                                     3,320,797    3,449,129    3,508,167    3,012,000      4,304,937
                                    ==========   ==========   ==========   ==========    ===========
Earnings (loss) per share:
  Basic...........................       $0.42        $0.47        $0.26       $(0.09)         $0.24
  Diluted.........................       $0.38        $0.41        $0.23       $(0.09)         $0.21

* Excluded, as effect is anti-dilutive.

NOTE 10 -- COMMITMENTS

LEASE OBLIGATIONS

     The Company is obligated under various non-cancelable leases for office facilities and certain computer equipment. These leases generally provide for renewal options and escalation increases. In 1998, the Company amended a non-cancelable operating lease and also entered into a new non-cancelable operating lease for office space in California.

     Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 1998 are as follows:

1999........................................................       $  330,939
2000........................................................          274,232
2001........................................................          247,842
2002........................................................          255,510
2003........................................................          151,028
Thereafter..................................................               --
                                                                   ----------
          Total minimum lease payments......................       $1,259,551
                                                                   ==========

     Rental expense on operating leases was $70,000, $108,000 and $237,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 11 -- SUBSEQUENT EVENT

     In July 1999, the Board of Directors of the Company authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering.

PROSPECTUS

                                      LOGO

                                            Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                       FIRST UNION CAPITAL MARKETS CORP.
                            FRIEDMAN BILLINGS RAMSEY
--------------------------------------------------------------------------------
You may rely on the information contained in this prospectus. Neither we nor any of the Underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of the common stock in any circumstances under which the offer or solicitation is unlawful.
Until            , 1999 (25 days after the commencement of this offering), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT
                                                              ------
SEC registration fee........................................  $16,680
NASD filing fee.............................................    6,500
Nasdaq National Market listing fee..........................
Blue sky qualification fees and expenses....................   11,800
Accounting fees and expenses................................
Legal fees and expenses.....................................
Printing and engraving expenses.............................
Transfer agent and registrar fees...........................
Miscellaneous expenses......................................
          Total.............................................  $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon completion of this offering, the Certificate of Incorporation and Bylaws of the Registrant will provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that the Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by the Registrant's Board of Directors. The indemnification provided under the Certificate of Incorporation and Bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may at any time thereafter bring an action against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting the action.

     As permitted by the DGCL, the Registrant's Certificate of Incorporation will provide that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under the Bylaws, the Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not the Registrant would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant intends to purchase director and officer liability insurance on behalf of its directors and officers.

     The Underwriting Agreement provides that the underwriters are obligated, under specified circumstances, to indemnify directors, officers and controlling persons of Cysive against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

  1.1*  Form of Underwriting Agreement
  3.1* Form of Certificate of Incorporation to be filed upon the closing of this offering
  3.2*  Bylaws to be effective upon the closing of this offering
  4.1*  Form of Common Stock Certificate
  5.1*  Opinion of Hogan & Hartson L.L.P.
 10.1*  Amended and Restated 1994 Stock Option Plan
 10.2*  1999 Stock Purchase Plan
 10.3*  401(k) Plan
 10.4*  Employment Agreement by and between Cysive, Inc. and Nelson
        A. Carbonell, Jr.
 10.5*  Employment Agreement by and between Cysive, Inc. and John R.
        Lund
 10.6*  Employment Agreement by and between Cysive, Inc. and Michael
        E. Price
 10.7*  Employment Agreement by and between Cysive, Inc. and Robert
        C. Rubinstein
 10.8*  Employment Agreement by and between Cysive, Inc. and Joseph
        M. Rymsza
 10.9*  Employment Agreement by and between Cysive, Inc. and John M.
        Saaty
10.10*  Employment Agreement by and between Cysive, Inc. and Penny
        J. Jobin
 10.11  Basic Ordering Agreement by and between Cysive, Inc. and
        Sylvan Prometric, Inc.
 10.12  Basic Ordering Agreement by and between Cysive, Inc. and
        Equifax Secure, Inc.
 10.13  Basic Ordering Agreement by and between Cysive, Inc. and
        Classified Ventures, LLC
 10.14  Independent Contractor Services Agreement by and between
        Cysive, Inc. and Cisco Systems Inc.
 10.15  Consulting Agreement by and between Cysive, Inc. and UOP LLC
10.16*  Basic Ordering Agreement by and between Cysive, Inc. and
        First Union Corporation
 10.17  Revolving Credit Agreement by and between Cysive, Inc. and
        Merrill Lynch & Co.
  23.1  Consent of Ernst & Young LLP
 23.2*  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
  24.1  Power of Attorney (included on signature page)
  27.1  Financial Data Schedule

---------------
* To be filed by amendment

(b) FINANCIAL STATEMENT SCHEDULE

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on August 20, 1999.

                                          CYSIVE, INC.

                                          By: /s/ NELSON A. CARBONELL, JR.
                                            ------------------------------------
                                              Nelson A. Carbonell, Jr.
                                              Chairman, President and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Nelson
A. Carbonell, Jr. and John R. Lund, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 20, 1999 by the following persons in the capacities and on the date indicated.

                    NAME                                           TITLE
                    ----                                           -----

/s/ NELSON A. CARBONELL, JR.                   Chairman, President and Chief Executive
---------------------------------------------  Officer (Principal Executive Officer)
Nelson A. Carbonell, Jr.

/s/ JOHN R. LUND                               Chief Financial Officer, Treasurer, Secretary
---------------------------------------------  and Director (Principal Financial and
John R. Lund                                   Accounting Officer)

/s/ JON KORIN                                  Director
---------------------------------------------
Jon Korin

/s/ JOHN SABIN                                 Director
---------------------------------------------
John Sabin

/s/ ERIC J. MAGLEBY                            Director
---------------------------------------------
Eric J. Magleby

                         REPORT OF INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

Board of Directors
Cysive, Inc.

     We have audited the financial statements of Cysive, Inc. (formerly Alta Software, Inc.) as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated January 14, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

VIENNA, VIRGINIA
January 14, 1999

SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                                 (IN THOUSANDS)

                                               BALANCE AT     CHARGED TO    CHARGED TO
                                              BEGINNING OF    COSTS AND       OTHER        BALANCE AT
                DESCRIPTION                      PERIOD        EXPENSES      ACCOUNTS     END OF PERIOD
                -----------                   ------------    ----------    ----------    -------------
Allowance for doubtful accounts:
  Year ended December 31, 1996..............      $ --           $ --          $ --           $ --
  Year ended December 31, 1997..............        --            150            --            150
  Year ended December 31, 1998..............       150             28           (18)           160

                                 EXHIBIT INDEX

  1.1*   Form of Underwriting Agreement
  3.1*   Form of Certificate of Incorporation to be filed upon the
         closing of this offering
  3.2*   Bylaws to be effective upon the closing of this offering
  4.1*   Form of Common Stock Certificate
  5.1*   Opinion of Hogan & Hartson L.L.P.
 10.1*   Amended and Restated 1994 Stock Option Plan
 10.2*   1999 Stock Purchase Plan
 10.3*   401(k) Plan
 10.4*   Employment Agreement by and between Cysive, Inc. and Nelson
         A. Carbonell, Jr.
 10.5*   Employment Agreement by and between Cysive, Inc. and John R.
         Lund
 10.6*   Employment Agreement by and between Cysive, Inc. and Michael
         E. Price
 10.7*   Employment Agreement by and between Cysive, Inc. and Robert
         C. Rubinstein
 10.8*   Employment Agreement by and between Cysive, Inc. and Joseph
         M. Rymsza
 10.9*   Employment Agreement by and between Cysive, Inc. and John M.
         Saaty
 10.10*  Employment Agreement by and between Cysive, Inc. and Penny
         J. Jobin
 10.11   Basic Ordering Agreement by and between Cysive, Inc. and
         Sylvan Prometric, Inc.
 10.12   Basic Ordering Agreement by and between Cysive, Inc. and
         Equifax Secure, Inc.
 10.13   Basic Ordering Agreement by and between Cysive, Inc. and
         Classified Ventures, LLC
 10.14   Independent Contractor Services Agreement by and between
         Cysive, Inc. and Cisco Systems Inc.
 10.15   Consulting Agreement by and between Cysive, Inc. and UOP LLC
 10.16*  Basic Ordering Agreement by and between Cysive, Inc. and
         First Union Corporation
 10.17   Revolving Credit Agreement by and between Cysive, Inc. and
         Merrill Lynch & Co.
 23.1    Consent of Ernst & Young LLP
 23.2*   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 24.1    Power of Attorney (included on signature page)
 27.1    Financial Data Schedule

---------------
* To be filed by amendment